The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-143173

Subject to Completion, Dated January 22, 2008

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 8, 2007

Anworth Mortgage Asset Corporation

11,000,000 Shares

Common Stock

This is a public offering of common stock of Anworth Mortgage Asset Corporation. We are offering 11,000,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange, referred to as the NYSE, under the symbol “ANH.” On January 18, 2008, the last reported sales price of our common stock was $8.57 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-9 of this prospectus supplement and page 6 of the accompanying prospectus, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, all of which are incorporated by reference in the accompanying prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted to the underwriters the right to purchase up to 1,650,000 additional shares of our common stock to cover over-allotments.

Our common stock is subject to certain restrictions on ownership designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See “Description of our Capital Stock” beginning on page 26 of the accompanying prospectus.

Joint Bookrunning Managers

Deutsche Bank Securities	Credit Suisse

Friedman Billings Ramsey
JMP Securities
Sterne, Agee & Leach, Inc.

The date of this prospectus supplement is January     , 2008

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This prospectus supplement and the accompanying prospectus contain or incorporate by reference certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. These statements are based upon our current expectations and speak only as of the date hereof. You can generally identify forward-looking statements as statements containing the words “will,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume” or other similar expressions. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Statements regarding the following subjects are forward-looking by their nature:

•	our business and investment strategy;

•	market trends and risks;

•	assumptions regarding interest rates; and

•	assumptions regarding prepayment rates on the mortgage loans securing our mortgage-backed securities.

Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including:

•	increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities;

•	our ability to use borrowings to finance our assets;

•	risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy;

•	our ability to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes; and

•	management’s ability to manage our growth.

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, certain Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that is important to you. Before making a decision to invest in our common stock, you should read carefully this entire prospectus supplement and the accompanying prospectus. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters’ over-allotment option is not exercised.

Our Company

We are in the business of investing primarily in United States agency and other highly rated single-family adjustable-rate and fixed-rate mortgage-backed securities, referred to as MBS. United States agency securities are obligations guaranteed by the United States government or federally sponsored enterprises such as Fannie Mae, Freddie Mac or Ginnie Mae. We seek attractive long-term investment returns by investing our equity capital and borrowed funds in such securities and other mortgage-related assets. Our returns are principally earned on the spread between the yield on our interest-earning assets and the interest cost of the funds we borrow.

At September 30, 2007, we had total assets of $4.3 billion. Our portfolio as of such date included $4.1 billion of agency MBS distributed as follows: 22% in agency adjustable-rate MBS, 60% in agency hybrid adjustable-rate MBS, 18% in agency fixed-rate MBS and less than 1% in agency floating-rate collateralized mortgage obligations, or CMOs. Our total equity at September 30, 2007 was $343.8 million, including common stockholders’ equity of approximately $294.9 million, or $6.44 per share. For the nine months ended September 30, 2007, we reported net loss of $150.7 million. Our net loss to common stockholders was $154.0 million, or a net loss of $3.37 per diluted share. This net loss includes a loss from continuing operations of $14.6 million which includes a loss of approximately $23.4 million on the sale of $904 million of our agency MBS and non-agency MBS. The sale of agency MBS and the corresponding portfolio restructuring resulted in a realized loss of $14.0 million and the sale of non-agency MBS resulted in a realized loss of $9.4 million. Our net loss also includes a loss from discontinued operations of $136.1 million due primarily to losses on sales and an impairment charge on assets of Belvedere Trust Mortgage Corporation, or Belvedere Trust.

We have elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the “Code”) and California tax law. As a REIT, we routinely distribute substantially all of the income generated from our operations to our stockholders. As long as we retain our REIT status, we generally will not be subject to federal or state taxes on our income to the extent that we distribute our net income to our stockholders.

Belvedere Trust

In November 2003, we formed Belvedere Trust to acquire mortgage loans and other mortgage-related assets. Through May 2005, Belvedere Trust securitized a substantial amount of those mortgage loans and retained a portion of the MBS while selling the balance to third parties in the secondary market. Since 2005, Belvedere Trust invested in senior and subordinated tranches from other issuers’ securitizations. Due to recent liquidity and credit problems surrounding the mortgage markets generally, Belvedere Trust received margin calls from its lenders that it was unable to meet, resulting in defaults under lines of credit pursuant to which it remitted the underlying collateral to its lenders. On September 5, 2007, following discussions with financial advisers retained by Belvedere Trust in connection with the issues facing the credit markets, it was determined that obtaining alternate financing for Belvedere Trust was unlikely and we concluded that a material charge for impairment with respect to all of Belvedere Trust’s assets was required under generally accepted accounting principles.

In accordance with Statement of Financial Accounting Standards No. 144, “Impairment of Long-Lived Assets”, or SFAS No. 144, we have determined that the operations and cash flows for Belvedere Trust can be identified and eliminated from the ongoing operations and that we will not have any significant continuing involvement in the operations of Belvedere Trust. Accordingly, Belvedere Trust is reported as a discontinued operation. In September 2007, Anworth developed a plan to dispose of Belvedere Trust. See our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 for additional information on Belvedere Trust as a discontinued operation.

Recent Developments

On October 11, 2007, we declared a quarterly common stock dividend of $0.05 per share for the third quarter of 2007 which was paid on November 9, 2007 to common stockholders of record as of the close of business on October 29, 2007.

On October 11, 2007, in accordance with the terms of our 8.625% Series A Cumulative Preferred Stock, or Series A Preferred Stock, we also declared a Series A Preferred Stock dividend of $0.539063 per share for the fourth quarter of 2007 which was paid on January 15, 2008 to holders of record of Series A Preferred Stock as of the close of business on December 31, 2007.

On October 11, 2007, in accordance with the terms of our 6.25% Series B Cumulative Convertible Preferred Stock, or Series B Preferred Stock, we also declared a Series B Preferred Stock dividend of $0.390625 per share for the fourth quarter of 2007 which was paid on January 15, 2008 to holders of record of Series B Preferred Stock as of the close of business on December 31, 2007.

On December 5, 2007, we sold an aggregate of 10,350,000 shares or our common stock in an underwritten public offering. We received net proceeds, after expenses, of approximately $65.6 million, which were used to purchase agency MBS consistent with our investment policy.

On December 12, 2007, we declared a quarterly common stock dividend of $0.12 per share for the fourth quarter of 2007 which was paid on January 18, 2008 to common stockholders of record as of the close of business on December 24, 2007.

From December 12, 2007 through January 2, 2008, we sold an aggregate of 1,137,100 shares of our common stock in at-the-market transactions. We received net proceeds, after expenses, of approximately $9.26 million, which were used to purchase agency MBS consistent with our investment policy.

On December 14, 2007, we announced that Belvedere Trust anticipated that its custodian, Citigroup Global Markets, Inc. (“Citi”), would make a claim against Belvedere Trust for payment of a negative balance of approximately $6.5 million under Belvedere Trust’s custody account with Citi which is based on liabilities related to certain non-Agency mortgage-backed securities held at Citi. Belvedere Trust intends to contest such claim. On December 14, 2007, we also announced that Belvedere Trust received a Notice of Default from Merrill, Lynch, Pierce, Fenner & Smith Incorporated relative to a repurchase agreement balance of approximately $3.1 million secured by non-Agency mortgage-backed securities with a collateral value claimed to be approximately $1.1 million. We are neither a co-party to nor a guarantor of Belvedere Trust’s repurchase agreements or claims against Belvedere Trust. As a result of the foregoing events, on December 14, 2007, we announced that we anticipated writing off the remainder of approximately $7 million of our investment in Belvedere Trust in our financial statements for the fourth quarter ended December 31, 2007.

General Information

We were incorporated in Maryland on October 20, 1997 and commenced operations on March 17, 1998. Our office is located at 1299 Ocean Avenue, 2nd Floor, Santa Monica, California 90401. Our telephone number is (310) 255-4493. Our website is www.anworth.com. The contents of our website are not a part of this prospectus supplement or the accompanying prospectus. Shares of our common stock are traded on the NYSE under the symbol “ANH.” Shares of our Series A Preferred Stock are traded on the NYSE under the symbol “ANHPrA.” Shares of our Series B Preferred Stock are traded on the NYSE under the symbol “ANHPrB.”

Selected Financial Data

The selected consolidated statement of balance sheet data as of December 31, 2005 and 2006 and of income data for the three years December 31, 2006 are derived from our audited financial statements incorporated by reference in the accompanying prospectus. The selected consolidated statement of balance sheet data as of December 31, 2002, 2003 and 2004 and of income data for the years ended December 31, 2002 and 2003 are derived from our audited financial statements not included or incorporated by reference in this prospectus supplement or the accompanying prospectus. Our audited financial statements for the year ended December 31, 2002 were audited by PricewaterhouseCoopers LLP whereas our audited financial statements for each subsequent year were audited by BDO Seidman, LLP. The selected financial data as of and for the nine months ended September 30, 2006 and 2007 are derived from our unaudited financial statements as of these dates and for these periods. The selected financial data for the years ended December 31, 2004, 2005 and 2006 and for the nine months ended September 30, 2006 and 2007 have been restated to reflect Belvedere Trust as a discontinued operation. You should read these selected financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and notes thereto that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, and our Current Report on Form 8-K filed on November 26, 2007 which are incorporated by reference into the accompanying prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2002	2003	2004	2005	2006	2006	2007
	(amounts in thousands, except for per share data and days)
Consolidated Statements of Income Data:
Days in period	365	365	366	365	365	273	273
Interest income net of amortization of premium and discount	$66,855	$100,077	$127,239	$159,248	$206,287	$148,219	$190,225
Interest expense	(29,576)	(45,661)	(70,184)	(131,099)	(202,037)	(144,781)	(176,951)

Net interest income	$37,279	$54,416	$57,055	$28,149	$4,250	$3,438	$13,274
Net gain (loss) on sale of assets	4,709	3,497	100	—	(10,207)	(10,207)	(23,447)
Net gain (loss) on derivative instruments	—	—	—	—	—	—	(147)
Expenses	(10,318)	(7,718)	(7,175)	(5,874)	(5,484)	(4,047)	(4,263)

Income (loss) from continuing operations	$31,670	$50,195	$49,980	$22,275	$(11,441)	$(10,816)	$(14,583)
Income (loss) from discontinued operations	—	—	5,825	6,610	(2,763)	(1,103)	(136,107)

Net income (loss)	$31,670	$50,195	$55,805	$28,885	$(14,204)	$(11,919)	$(150,690)

Dividends on preferred stock	—	—	(369)	(3,901)	(4,044)	(2,022)	(3,267)

Net income (loss) available to common stockholders	$31,670	$50,195	$55,436	$24,984	$(18,248)	$(13,941)	$(153,957)

Basic earnings (loss) per common share:
Continuing operations	$1.81	$1.52	$1.10	$0.39	$(0.34)	$(0.28)	$(0.39)
Discontinued operations	—	—	0.13	0.14	(0.06)	(0.03)	(2.98)

Total basic earnings (loss) per common share	$1.81	$1.52	$1.23	$0.53	$(0.40)	$(0.31)	$(3.37)

Average number of shares outstanding	17,461	32,927	45,244	47,103	45,430	45,384	45,657
Diluted earnings (loss) per common share:
Continuing operations	$1.80	$1.52	$1.10	$0.39	$(0.34)	$(0.28)	$(0.39)
Discontinued operations	—	—	0.12	0.14	(0.06)	(0.03)	(2.98)

Total diluted earnings (loss) per common share	$1.80	$1.52	$1.22	$0.53	$(0.40)	$(0.31)	$(3.37)

Average number of diluted shares outstanding	17,591	33,112	45,329	47,128	45,430	45,384	45,657

	As of December 31,					As of September 30,
	2002	2003	2004	2005	2006	2006	2007
	(amounts in thousands, except for per share data)
Consolidated Balance Sheets Data:
Agency MBS	$2,430,103	$4,245,853	$4,588,541	$4,524,683	$4,678,907	$4,652,947	$4,088,008
Assets of discontinued operations	—	—	2,702,910	2,622,375	1,858,789	1,994,922	74,587
Total assets	$2,443,884	$4,263,274	$7,319,070	$7,184,249	$6,687,389	$6,697,154	$4,331,305
Repurchase agreements (Anworth)	$2,153,870	$3,775,691	$4,172,930	$4,099,410	$4,329,921	$4,231,544	$3,680,505
Junior subordinated notes	—	—	—	37,380	37,380	37,380	37,380
Liabilities of discontinued operations	—	—	2,603,133	2,517,727	1,756,060	1,890,923	67,223
Total liabilities	$2,178,362	$3,805,877	$6,811,803	$6,701,006	$6,196,387	$6,207,437	$3,959,369
Series B Preferred Stock	—	—	—	—	—	—	28,108
Stockholders’ equity (common and Series A Preferred Stock)	$265,522	$457,397	$507,036	$483,099	$491,002	$489,717	$343,828
Number of common shares outstanding	25,346	42,707	46,497	45,397	45,609	45,397	45,751
Book value per common share	$10.48	$10.71	$10.31	$9.61	$9.74	$9.75	$6.44

The Offering

Issuer	Anworth Mortgage Asset Corporation

Securities offered	11,000,000 shares of common stock (plus up to 1,650,000 shares of common stock issuable upon exercise of the underwriters’ over-allotment option).

Common stock to be outstanding after this offering	68,436,559 shares

Risk factors

See “Risk Factors” in this prospectus supplement, in the accompanying prospectus, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, all which are incorporated by reference in the accompanying prospectus, for a discussion of risks you should carefully consider before deciding to invest in our common stock.

Restrictions on ownership and transfer

To help preserve our qualification as a REIT, subject to certain exceptions, no person may own, directly or indirectly, more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock, and no person may own, directly or indirectly, more than 9.8% in value of the aggregate of our outstanding shares of capital stock. Our board of directors, in its discretion on a limited basis, can grant waivers to increase this ownership limitation, and has done so in the past.

If any transfer of shares of our common stock or other capital stock occurs which, if effective, would result in any person owning, directly or indirectly, shares of our capital stock in violation of the ownership limits set forth above, then that number of shares which would cause the violation will be automatically transferred to a trust for the benefit of a charitable beneficiary. If the transfer to the trust would not be effective for any reason to prevent the violation of the ownership limit, then the transfer of that number of shares which would cause the violation will be void ab initio and the intended transferee will not acquire any rights in such shares of capital stock.

Listing	On the NYSE under the symbol “ANH.”

Use of proceeds	We will use the net proceeds from this offering to acquire agency MBS consistent with our investment policy.

Unless otherwise indicated, all offering information in this prospectus supplement is based on the number of shares of common stock outstanding as of January 18, 2008, and excludes:

·	up to 1,650,000 shares of common stock that may be issued if the underwriters’ over-allotment option is exercised in full;

·

1,360,930 shares of our common stock issuable as of January 18, 2008 upon the exercise of outstanding options granted pursuant to our 2004 Equity Compensation Plan and Dividend Reinvestment and Stock Purchase Plan; and

·	2,871,365 shares of common stock issuable upon the conversion of all 1,206,000 shares of our Series B Preferred Stock.

RISK FACTORS

An investment in our common stock involves various risks, including those described below, the risks set forth under the caption “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007, and September 30, 2007 and in the accompanying prospectus beginning on page 6. You should carefully consider such risk factors, together with all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, in determining whether to purchase our common stock. If any of such risks occur, our business, operating results, prospects and financial condition could be harmed. This could cause the market price of our common stock to decline and could cause you to lose all or part of your investment.

Failure to procure funding on favorable terms, or at all, would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock.

The current situation in the sub-prime mortgage sector, and the current weakness in the broader mortgage market, could adversely affect one or more of our lenders and could cause one or more of our lenders to be unwilling or unable to provide us with additional financing. This could potentially increase our financing costs and reduce liquidity. If one or more major market participants fails, it could negatively impact the marketability of all fixed income securities, including agency mortgage-backed securities, and this could negatively impact the value of the securities in our portfolio, thus reducing our net book value. Furthermore, if many of our lenders are unwilling or unable to provide us with additional financing, we could be forced to sell our assets at an inopportune time when prices are depressed.

If we are unable to negotiate favorable terms and conditions on future repurchase arrangements with one or more of our lenders, our financial condition and earnings could be negatively impacted.

The terms and conditions of each repurchase arrangement with our lenders are negotiated on a transaction-by-transaction basis. Key terms and conditions of each transaction include interest rates, maturity dates, asset pricing procedures and margin requirements. We cannot assure you that we will be able to continue to negotiate favorable terms and conditions on our future repurchase arrangements. Also, during periods of market illiquidity or due to perceived credit quality deterioration of the collateral pledged, a lender may require that less favorable asset pricing procedures be employed or the margin requirement be increased. Under these conditions, we may determine it is prudent to sell assets to improve our ability to pledge sufficient collateral to support our remaining borrowings. Such sales may be at disadvantageous times, which may harm our operating results and net profitability.

USE OF PROCEEDS

We expect that the net proceeds to us from this offering of our common stock, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $89.4 million ($102.8 million if the underwriters’ over-allotment option is exercised in full).

We are conducting this offering to increase our equity capital base which will allow us to grow our balance sheet through the deployment of equity and the use of leverage. We will use the net proceeds from this offering to acquire agency MBS consistent with our investment policy. We then intend to increase our investment assets by borrowing against these agency MBS and using the proceeds of such borrowings to acquire additional agency MBS. Pending such investments, we will place the net proceeds in interest-bearing bank accounts or in readily marketable, interest-bearing securities.

CAPITALIZATION

The following table sets forth our actual capitalization as of September 30, 2007, and our capitalization as adjusted to give effect to (i) the issuance of 10,350,000 shares of our common stock at an offering price of $6.70 per share which was consummated on December 5, 2007 and the issuance of 1,137,100 shares of our common stock in at-the-market transactions consummated between December 12, 2007 and January 2, 2008 (which we refer to as the “prior offerings”); and (ii) the prior offerings and the issuance of 11,000,000 shares of our common stock in this offering.

The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, the financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which is incorporated by reference into the accompanying prospectus.

	As of September 30, 2007
	Actual	As Adjusted for the Prior Offerings(1)	As Adjusted for the Prior Offerings and This Offering (1)(2)
	(in thousands)
6.25% Series B Cumulative Convertible Preferred Stock, par value $0.01 per share, liquidation preference $25.00 per share ($30,150); 1,206 shares issued and outstanding, actual and as adjusted	$28,108	$28,108	$28,108

Stockholders’ Equity:
Preferred stock: 20,000 shares authorized
8.625% Series A Cumulative Preferred Stock, par value $0.01 per share, liquidation preference $25.00 per share ($46,888); 1,876 shares issued and outstanding, actual and as adjusted	$45,397	$45,397	$45,397
Common stock, par value $0.01 per share; 100,000 authorized; 45,751 shares issued and outstanding, actual; 57,238 issued and outstanding, as adjusted for the prior offerings; 68,238 shares issued and outstanding, as adjusted for the prior offerings and this offering	458	572	682
Additional paid-in capital	526,694	601,465	690,762
Accumulated other comprehensive loss consisting of unrealized losses (3)	(35,177)	(35,177)	(35,177)
Accumulated deficit	(193,544)	(193,544)	(193,544)

Total stockholders’ equity	$343,828	$418,713	$508,120

Total capitalization	$371,936	$446,821	$536,228

(1)	Proceeds from the prior offerings are based on (i) net proceeds of approximately $65.6 million from the sale of 10,350,000 shares of our common stock and (ii) net proceeds of approximately $9.3 million from the sale of 1,137,100 shares of our common stock. Excludes 197,887 shares of our common stock issued since September 30, 2007 pursuant to our Dividend Reinvestment Plan.

(2)	Proceeds from this offering are net of underwriting discounts and commissions and estimated offering expenses payable by us and assume a per share offering price of $8.57 which was the last reported sales price of our common stock on the NYSE on January 18, 2008.

(3)	Represents unrealized losses resulting from mark-to-market adjustment on our available-for-sale securities.

DISTRIBUTIONS

To maintain our qualification as a REIT, we must distribute substantially all of our taxable income to our stockholders for each year. We have done this in the past and intend to continue to do so in the future. We also have declared and paid regular quarterly dividends in the past and intend to do so in the future. We have adopted a dividend reinvestment plan to enable common stockholders to reinvest dividends automatically in additional shares of common stock.

The following table sets for the cash distributions declared per common share during each fiscal quarter of our current fiscal year and our last three fiscal years and the cash distributions declared per share of Series A Preferred Stock and Series B Preferred Stock during each fiscal quarter of our current fiscal year and since the creation of the Series A Preferred Stock and Series B Preferred Stock.

	Cash Distributions Declared Per Common Share	Cash Distributions Declared Per Series A Preferred Share	Cash Distribution Declared Per Series B Preferred Share
2007
First quarter	$0.05	$0.539063	$0.282118
Second quarter	$0.05	$0.539063	$0.390625
Third quarter	$0.05	$0.539063	$0.390625
Fourth quarter	$0.12	$0.539063	$0.390625
2006
First quarter	$0.02	$0.539063	—
Second quarter	$0.02	$0.539063	—
Third quarter	$0.02	$0.539063	—
Fourth quarter	$0.02	$0.539063	—
2005
First quarter	$0.27	$0.539063	—
Second quarter	$0.18	$0.539063	—
Third quarter	$0.08	$0.539063	—
Fourth quarter	$0.02	$0.539063	—

We have not established a minimum distribution payment level on our common stock and our ability to pay distributions on our common stock may be adversely affected for the reasons described under the caption “Risk Factors” in this prospectus supplement and the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, all of which are incorporated by reference in the accompanying prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time.

OUR MANAGEMENT

Our executive officers are as follows:

Lloyd McAdams.    Mr. McAdams has been our Chairman of the Board, President and Chief Executive Officer since our formation in 1997. Mr. McAdams also served in those capacities at Anworth Mortgage Advisory Corporation, our management company, from its formation in 1997 until its merger with our company in June 2002. Mr. McAdams has also served as Chairman of the Board of Belvedere Trust, and Chairman of the Board and Chief Executive Officer of its management company, BT Management Company, L.L.C., or BT Management, since their formation in November 2003. Mr. McAdams is also the Chairman of the Board, Chief Investment Officer and co-founder of Pacific Income Advisers, Inc., or PIA, an investment advisory firm organized in 1986 that manages portfolios for institutional and individual clients. Mr. McAdams is also the Chairman of Syndicated Capital, Inc., a registered broker-dealer. Mr. McAdams holds a Bachelor of Science in Statistics from Stanford University and a Masters in Business Administration from the University of Tennessee. Mr. McAdams is a Chartered Financial Analyst charterholder and a Certified Employee Benefit Specialist.

Thad M. Brown.    Mr. Brown has been the Chief Financial Officer, Treasurer and Secretary of our company since June 2002. Mr. Brown has also been a manager and Chief Financial Officer of BT Management since its formation. Mr. Brown has also been the Chief Operating and Compliance Officer, Secretary and Treasurer of PIA since April 2002. From 1999 to 2002, Mr. Brown was President and Chief Executive Officer of Wealthpoint, a financial consulting and investment advisory firm. From 1987 until 1999, Mr. Brown was associated with Provident Investment Counsel, eventually becoming its Chief Operating Officer and Senior Vice President. Mr. Brown began his career with Touche Ross & Co. Mr. Brown graduated magna cum laude from Metropolitan State College, holds a master’s degree in tax law from the University of Denver, is a Certified Public Accountant, and received the Personal Financial Specialist designation from the American Institute of Certified Public Accountants and the Certified Financial Planner designation from the CFP board.

Joseph E. McAdams.    Mr. McAdams has been a director and Executive Vice President of our company since June 2002 and Chief Investment Officer of our company since January 2003. Mr. McAdams joined our company as a Vice President in June 1998. Mr. McAdams has also served as a director of Belvedere Trust and a manager of BT Management since their formation. Mr. McAdams joined PIA in 1998 and holds the position of Senior Vice President. Mr. McAdams serves as a Portfolio Manager and the Director of Fixed Income of PIA with a specialty in mortgage-backed securities and is also responsible for PIA’s fixed income trading. Prior to joining PIA, from 1993 to 1998, Mr. McAdams was employed by Donaldson, Lufkin & Jenrette Securities Corp. as a mortgage-backed security trader and analyst. Mr. McAdams holds a Master of Arts degree in Economics from the University of Chicago and a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania. Mr. McAdams is also a Chartered Financial Analyst charterholder.

Heather U. Baines.    Ms. Baines has been an Executive Vice President of our company since its formation. Ms. Baines served as an Executive Vice President of our management company from its formation until its merger with our company. Since 1987, Ms. Baines has held the position of President and Chief Executive Officer of PIA. From 1978 to 1987, Ms. Baines was employed by Security Pacific Investment Managers, Inc., ultimately holding the position of Senior Vice President and Director. Ms. Baines holds a bachelors degree from Antioch College.

Charles J. Siegel.     Mr. Siegel joined our company in October 2004 and has served as Senior Vice President—Finance since January 2005 and as Assistant Secretary since May 2005. From February 2003 to September 2004, Mr. Siegel was affiliated with Borrowers Best Mortgage Company, L.P., a mortgage originator, initially as a consultant and then as its Chief Financial Officer. From October 2001 to February 2003, Mr. Siegel served as the Chief Financial Officer of Instafi.com, a mortgage originator. From 2000 to October 2001, Mr. Siegel was an independent consultant and also worked as a financial planner. From December 1999 until August 2000, Mr. Siegel served as a consultant to PacificAmerica Money Center, where he had served as Chief Financial Officer from 1993 until October 1999. PacificAmerica Money Center filed for bankruptcy protection in November 1999. Mr. Siegel began his career with KPMG. Mr. Siegel holds a Bachelor of Science degree from Syracuse University and is a Certified Public Accountant.

Evangelos Karagiannis.    Mr. Karagiannis has been a Vice President and Portfolio Manager of our company since its formation. Mr. Karagiannis served as a Vice President of our management company from its formation until its merger with our company. Mr. Karagiannis is also a Vice President of PIA, which he joined in 1992. Mr. Karagiannis also serves as Fixed Income Portfolio Manager at PIA with a specialty in mortgage-backed securities and is also responsible for PIA’s quantitative research. Mr. Karagiannis has been the author, and co-author with Mr. Lloyd McAdams, of articles on fixed income portfolio management and for PIA’s internal research. Mr. Karagiannis holds a Doctor of Philosophy degree in physics from the University of California at Los Angeles, or UCLA, and, prior to joining PIA, was a postdoctoral fellow at UCLA, where he was a Fulbright Scholar. Mr. Karagiannis is also a Chartered Financial Analyst charterholder.

Bistra Pashamova.    Ms. Pashamova has been a Vice President of our company since October 2002 and a Portfolio Manager since she joined our company in June 2002. Ms. Pashamova is also a Vice President of PIA, which she joined in 1997. Ms. Pashamova serves as Fixed Income Portfolio Manager at PIA with a specialty in mortgage-backed securities. Ms. Pashamova has over seven years of investment experience, having started her career at PIA as an investment analyst. Ms. Pashamova holds a Master’s Degree in Economics from the University of Southern California and a Bachelor’s degree in Economics and International Studies from Denison University. Ms. Pashamova is also a Chartered Financial Analyst charterholder.

OUR COMPANY

Our Strategy

Investment Strategy

Our strategy is to invest primarily in United States agency and other highly rated single-family adjustable-rate and fixed-rate MBS and other mortgage-related assets. We seek to acquire assets that will produce competitive returns after considering the amount and nature of the investment’s anticipated returns, our ability to pledge the investment to secure collateralized borrowings and the costs associated with financing, managing, securitizing and reserving for these investments. We do not currently originate mortgage loans or provide other types of financing to the owners of real estate.

Financing Strategy

We finance the acquisition of MBS with short-term borrowings and, to a lesser extent, equity capital. We employ short-term borrowings to attempt to increase potential returns to our stockholders. Pursuant to our Capital and Leverage Policy, we seek to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce our ability to meet our obligations during adverse market conditions.

We usually borrow at short-term rates using repurchase agreements. Repurchase agreements are generally short-term in nature with a typical maximum term of two years. We actively manage the adjustment periods and the selection of the interest rate indices of our borrowings against those on our mortgage-related assets in order to lessen our liquidity and interest rate-related risks. We generally seek to diversify our exposure by entering into repurchase agreements with multiple counterparties, which we believe are financially sound and are approved by our board of directors.

Growth Strategy

Our long-term objective is to further grow our earnings and our dividends per common share using various strategies which may include the following:

•	decreasing the ratio of operating expenses to stockholders’ equity by increasing the amount of our stockholders’ equity at a rate faster than the rate of increase in our operating expenses;

•	issuing additional common shares when the net proceeds will materially increase the paid-in capital per share and the common book value per share;

•	repurchasing outstanding common shares when the net cost will materially increase earnings per share and return on equity; and

•

lowering our effective borrowing costs over time by seeking direct funding with collateralized lenders rather than using financial intermediaries and possibly using commercial paper, medium-term note programs, preferred stock and other forms of capital.

Our Operating Policies

We have established the following four primary operating policies to implement our business strategies:

•	our Asset Acquisition Policy;

·	our Capital and Leverage Policy;

·	our Credit Risk Management Policy; and

·	our Asset/Liability Management Policy.

The following are summaries of these operating policies:

Asset Acquisition Policy

Our Asset Acquisition Policy provides guidelines for acquiring investments and contemplates that we will acquire a portfolio of investments that can be grouped into specific categories. Each category and our respective investment guidelines are as follows:

Category I.    At least 60% of our total assets will generally be adjustable or fixed-rate mortgage securities and short-term investments. Assets in this category will be rated within one of the two highest rating categories by at least one nationally recognized statistical rating organization, or if not rated, will be obligations guaranteed by the United States government or its agencies, Fannie Mae or Freddie Mac. Also included in Category I are the portion of real estate mortgage loans that have been deposited into a trust and have received a rating within one of the two highest rating categories by at least one nationally recognized statistical rating organization.

Category II.    At least 90% of our total assets will generally consist of Category I investments plus unsecuritized mortgage loans, mortgage securities rated at least investment grade by at least one nationally recognized statistical rating organization, or shares of other REITs or mortgage-related companies and the portion of real estate mortgage loans that have been deposited into a trust and have received an investment grade rating by at least one nationally recognized statistical rating organization.

Category III.    No more than 10% of our total assets may be of a type not meeting any of the above criteria. Among the types of assets generally assigned to this category are mortgage securities rated below investment grade and leveraged mortgage derivative securities. Under our Category III investment criteria, we may acquire other types of mortgage derivative securities including, but not limited to, interest-only, principal-only or other MBS that receive a disproportionate share of interest income or principal.

Capital and Leverage Policy

We employ a leverage strategy to increase our investment assets by borrowing against existing mortgage-related assets and using the proceeds to acquire additional mortgage-related assets. We generally borrow, on a short-term basis, between eight to twelve times the amount of our equity allocated to our investments in investment grade agency MBS.

Credit Risk Management Policy

We review credit risk and other risks of loss associated with each of our potential investments. In addition, we may diversify our portfolio of mortgage-related assets to avoid undue geographic, insurer, industry and certain other types of concentrations.

Asset/Liability Management Policy

Interest Rate Risk Management.    To the extent consistent with our election to qualify as a REIT, we follow an interest rate risk management program intended to protect our portfolio of mortgage-related assets and related debt against the effects of major interest rate changes. Depending on market conditions and the cost of the transactions, we may conduct certain hedging activities in connection with the management of our portfolio.

Prepayment Risk Management.    We also seek to lessen the effects of prepayment of mortgage loans underlying our securities at a faster or slower rate than anticipated by structuring a diversified portfolio with a variety of prepayment characteristics, investing in mortgage-related assets with prepayment prohibitions and penalties, investing in certain mortgage security structures that have prepayment protections and purchasing mortgage-related assets at a premium or at a discount. We monitor prepayment risk through periodic review of the impact of a variety of prepayment scenarios on our revenues, net earnings, dividends, cash flow and net consolidated balance sheets market value.

Our Investments

Mortgage-Backed Securities

Investments in MBS may consist of the following:

·

Pass-Through Certificates are securities representing interests in pools of mortgage loans secured by residential real property in which payments of both interest and principal on the securities are generally made monthly, in effect, “passing through” monthly payments made by the individual borrowers on the mortgage loans which underlie the securities, net of fees paid to the issuer or guarantor of the securities.

·

Collateralized Mortgage Obligations are MBS, which may be collateralized by whole mortgage loans, but are more typically collateralized by portfolios of mortgage pass-through securities. CMOs are structured into multiple classes with each class bearing a different stated maturity and monthly payments of principal, including prepayments, are first returned to investors with the shortest maturity class. Investors with the longer maturity classes receive principal only after the first class has been retired.

Other Types of Mortgage-Backed Securities

Investments in other types of MBS may consist of the following:

·

Mortgage Derivative Securities provide for the holder to receive interest-only, principal-only or interest and principal in amounts that are disproportionate to those payable on the underlying mortgage loans. Payments on mortgage derivative securities are highly sensitive to the rate of prepayments on the underlying mortgage loans. We are not permitted under our policies to hold mortgage derivative securities, together with our investments in other Category III assets, in excess of 10% of our assets.

·

Inverse Floaters are a class of CMOs with a coupon rate that resets in the opposite direction from the market rate of interest to which it is indexed, including LIBOR or the 11th District Cost of Funds Index, or COFI. Any rise in the index rate, which can be caused by an increase in interest rates, causes a drop in the coupon rate of an inverse floater, while any drop in the index rate causes an increase in the coupon of an inverse floater.

·

Subordinated Interests are classes of MBS that are junior to other classes of the same series of MBS in the right to receive payments from the underlying mortgage loans. The subordination may be for all payment failures on the mortgage loans securing or underlying such series of mortgage securities.

·

Mortgage Warehouse Participations are participations in lines of credit to mortgage loan originators secured by recently originated mortgage loans that are in the process of being sold to investors. We anticipate that these investments, together with our investments in other Category III assets, will not in the aggregate exceed 10% of our total mortgage-related assets.

·	Other Mortgage Derivative Securities Developed in the Future

Other Mortgage-Related Assets

We may acquire other investments that include equity and debt securities issued by other primarily mortgage-related finance companies, interests in mortgage-related collateralized bond obligations, other subordinated interests in pools of mortgage-related assets, commercial mortgage loans and securities, and residential mortgage loans other than high-credit quality mortgage loans. Although we expect that our other investments, together with our investments in other Category III assets, will be limited to less than 10% of total assets, we have no limit on the ratio between our stockholders’ equity and the amount of other investments. There may be periods in which other investments represent a large portion of our stockholders’ equity.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative Deutsche Bank Securities Inc., have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Number of shares
Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
Friedman, Billings, Ramsey & Co., Inc.
JMP Securities LLC
Sterne, Agee & Leach, Inc.

Total	11,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the representative of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $             per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $             per share to other dealers. After the initial public offering, the representative of the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 1,650,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 11,000,000 shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are    % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees
	Fee per share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Discounts and commissions paid by us	$	$	$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $150,000.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each of our officers and directors has agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 30 days after the date of this prospectus supplement without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. We have entered into a similar agreement with the representative of the underwriters except that without such consent we may (i) issue up to 1,000,000 shares of our common stock during the lock-up period through our controlled equity offering sales arrangement with Cantor Fitzgerald & Co.; (ii) issue up to 24,811 shares of our common stock to Lloyd McAdams during the lock-up period upon his exercise of stock options that are scheduled to expire in March 2008; and (iii) issue up to 29,150 shares of our common stock to Heather U. Baines during the lock-up period upon her exercise of stock options that are scheduled to expire in March 2008. There are no agreements between the representative and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 30-day period.

The representative of the underwriters has advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise.

A prospectus in electronic format may be made available on web sites maintained by one or more underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Some of the underwriters or their affiliates have provided investment banking services to us in the past and may do so in the future. They receive customary fees and commissions for these services. Additionally, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC are parties to master repurchase agreements and swap arrangements with us. Deutsche Bank Securities Inc. was a party to a master repurchase agreement with Belvedere Trust.

LEGAL MATTERS

The validity of our common stock offered in this prospectus supplement and the accompanying prospectus will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California and for the underwriters by Sullivan & Cromwell LLP, Los Angeles, California. Selected legal matters related to Maryland law will be passed upon for us by DLA Piper US LLP, Baltimore, Maryland. Manatt, Phelps & Phillips, LLP and Sullivan & Cromwell LLP will rely on DLA Piper US LLP as to matters of Maryland law.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in the accompanying prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

$500,000,000

Anworth Mortgage Asset Corporation

Common Stock

Preferred Stock

Warrants

By this prospectus, we may offer, from time to time:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase shares of our common stock or preferred stock; or

•	any combination of the foregoing.

We will provide specific terms of each issuance of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest.

This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “ANH,” our 8.625% Series A Cumulative Preferred Stock is traded on the New York Stock Exchange under the symbol “ANHPrA” and our 6.25% Series B Cumulative Convertible Preferred Stock is traded on the New York Stock Exchange under the symbol “ANHPrB.”

We may sell these securities to or through underwriters, dealers or agents, or we may sell the securities directly to investors on our own behalf.

Investing on our common stock and preferred stock involves a high degree of risk. You should carefully consider the information under the heading “ Risk Factors” beginning on page 6 of this prospectus before buying shares of our common stock or preferred stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 8, 2007

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since such dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may offer and sell any combination of common stock, preferred stock and warrants in one or more offerings for total proceeds of up to $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “will,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume” or other similar expressions. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	market trends and risks;

•	assumptions regarding interest rates;

•	assumptions regarding credit risk; and

•	assumptions regarding prepayment rates on the mortgage loans securing our mortgage-backed securities.

These forward-looking statements are subject to various risks and uncertainties, including those relating to:

•	increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities;

•	changes in the yield curve;

•	our ability to use borrowings to finance our assets;

•	the availability of mortgage-backed securities for purchase;

•	changes in the market value of our assets;

•	increases in default rates of the mortgage loans acquired by our mortgage loan subsidiary;

•	risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy;

•	changes in government regulations affecting our business;

•	our ability to maintain our qualification as a real estate investment trust for federal income tax purposes; and

•	management’s ability to manage our growth and planned expansion.

Other risks, uncertainties and factors, including those discussed under “Risk Factors” in this prospectus or described in reports that we file from time to time with the Securities and Exchange Commission, such as our quarterly and annual reports, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OUR COMPANY

Our Business

We are in the business of investing primarily in United States agency and other highly rated single-family adjustable-rate and fixed-rate mortgage-backed securities, or MBS, and residential mortgage loans that we acquire in the secondary market. United States agency securities are securities that are obligations guaranteed by the United States government or its sponsored enterprises such as Fannie Mae (FNM), Freddie Mac (FHLMC) or Ginnie Mae (GNMA). We seek attractive long-term investment returns by investing our equity capital and borrowed funds in such securities and other mortgage-related assets. Our returns are principally earned on the spread between the yield on our interest-earning assets and the interest cost of the funds we borrow. Through our wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, or Belvedere Trust, we have acquired mortgage loans with a focus on high credit-quality jumbo adjustable-rate, hybrid and first-lien mortgages. Belvedere Trust, through taxable real estate investment trust, or REIT, subsidiaries, has securitized a substantial amount of those mortgage loans and then retained a portion of the mortgage-backed securities while selling the balance to third parties in the secondary market.

We have elected to be taxed as a REIT under the United States Internal Revenue Code of 1986, as amended, or the Code. As a REIT, we routinely distribute substantially all of the income generated from our operations to our stockholders. As long as we retain our REIT status, we generally will not be subject to federal or state taxes on our income to the extent that we distribute our net income to our stockholders. Certain direct and indirect subsidiaries of Belvedere Trust are taxable REIT subsidiaries and, as such, are liable for corporate income tax expenses.

Our Strategy

Investment Strategy

Our strategy is to invest primarily in United States agency and other highly rated single-family adjustable-rate and fixed-rate MBS, high quality jumbo residential real estate mortgage loans and other mortgage-related assets. We seek to acquire assets that will produce competitive returns after considering the amount and nature of the investment’s anticipated returns, our ability to pledge the investment to secure collateralized borrowings and the costs associated with financing, managing, securitizing and reserving for these investments. We do not currently originate mortgage loans or provide other types of financing to the owners of real estate. Mortgage loans may be purchased directly from originators or from various suppliers of mortgage-related assets throughout the United States, including savings and loans associations, banks, mortgage bankers and other mortgage lenders.

Financing Strategy

We finance the acquisition of MBS with short-term borrowings and, to a lesser extent, equity capital. We employ short-term borrowing to attempt to increase potential returns to our stockholders. Pursuant to our Capital and Leverage Policy, we seek to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce our ability to meet our obligations during adverse market conditions.

We usually borrow at short-term rates using repurchase agreements. Repurchase agreements are generally short-term in nature with a typical maximum term of two years. We actively manage the adjustment periods and the selection of the interest rate indices of our borrowings against those on our mortgage-related assets in order to lessen our liquidity and interest rate-related risks. We generally seek to diversify our exposure by entering into repurchase agreements with multiple counterparties, which we believe are financially sound and are approved by our board of directors.

We primarily finance our acquisition of residential real estate mortgage loans by issuing pass-through long-term debt through securitizations. The interest rates on the long-term debt are variable and are based either upon the interest rates on the underlying loan collateral or upon the London Interbank Offered Rate, or LIBOR. The maturities on the long-term debt are also based upon the maturities of the underlying mortgages. In addition, we enter into whole loan financing facilities to finance our residential loan acquisitions prior to securitization. The whole loan financing facilities are short-term borrowings that are secured by the loans.

Growth Strategy

Our long-term objective is to further grow our earnings and our dividends per common share using various strategies which may include the following:

•	decreasing the ratio of operating expenses to stockholder equity by increasing the amount of our stockholders’ equity at a rate faster than the rate of increase in our operating expenses;

•	issuing additional common shares when the net proceeds will materially increase the paid-in capital per share and the common book value per share;

•	repurchasing outstanding common shares when the net cost will materially increase earnings per share and return on equity; and

•

lowering our effective borrowing costs over time by seeking direct funding with collateralized lenders rather than using financial intermediaries and possibly using commercial paper, medium-term note programs, preferred stock and other forms of capital.

Our Operating Policies

We have established the following four primary operating policies to implement our business strategies:

•	our Asset Acquisition Policy;

•	our Credit Risk Management Policy; and

•	our Asset/Liability Management Policy.

The following are summaries of these operating policies:

Asset Acquisition Policy

Our Asset Acquisition Policy provides guidelines for acquiring investments and contemplates that we will acquire a portfolio of investments that can be grouped into specific categories. Each category and our respective investment guidelines are as follows:

Category I. At least 60% of our total assets will generally be adjustable—or fixed-rate mortgage securities and short-term investments. Assets in this category will be rated within one of the two highest rating categories by at least one nationally recognized statistical rating organization, or if not rated, will be obligations guaranteed by the United States government or its agencies, Fannie Mae or Freddie Mac. Also included in Category I are the portion of real estate mortgage loans that have been deposited into a trust and have received a rating within one of the two highest rating categories by at least one nationally recognized statistical rating organization.

Category II. At least 90% of our total assets will generally consist of Category I investments plus unsecuritized mortgage loans, mortgage securities rated at least investment grade by at least one nationally recognized statistical rating organization, or shares of other REITs or mortgage-related companies and the portion of real estate mortgage loans that have been deposited into a trust and have received an investment grade rating by at least one nationally recognized statistical rating organization.

Category III. No more than 10% of our total assets may be of a type not meeting any of the above criteria. Among the types of assets generally assigned to this category are mortgage securities rated below investment grade and leveraged mortgage derivative securities. Under our Category III investment criteria, we may acquire other types of mortgage derivative securities including, but not limited to, interest-only, principal-only or other MBS that receive a disproportionate share of interest income or principal.

Capital and Leverage Policy

We employ a leverage strategy to increase our investment assets by borrowing against existing mortgage-related assets and using the proceeds to acquire additional mortgage-related assets. We generally borrow, on a short-term basis, between eight to twelve times the amount of our equity allocated to our investments in investment grade agency MBS.

Credit Risk Management Policy

We review credit risk and other risks of loss associated with each of our potential investments. In addition, we may diversify our portfolio of mortgage-related assets to avoid undue geographic, insurer, industry and certain other types of concentrations.

Asset/Liability Management Policy

Interest Rate Risk Management. To the extent consistent with our election to qualify as a REIT, we follow an interest rate risk management program intended to protect our portfolio of mortgage-related assets and related debt against the effects of major interest rate changes. Depending on market conditions and the cost of the transactions, we may conduct certain hedging activities in connection with the management of our portfolio.

Prepayment Risk Management. We also seek to lessen the effects of prepayment of mortgage loans underlying our securities at a faster or slower rate than anticipated by structuring a diversified portfolio with a variety of prepayment characteristics, investing in mortgage-related assets with prepayment prohibitions and penalties, investing in certain mortgage security structures that have prepayment protections and purchasing mortgage-related assets at a premium or at a discount. We monitor prepayment risk through periodic review of the impact of a variety of prepayment scenarios on our revenues, net earnings, dividends, cash flow and net consolidated balance sheets market value.

Our Investments

Mortgage-Backed Securities

Investments in MBS may consist of the following:

•

Pass-Through Certificates are securities representing interests in pools of mortgage loans secured by residential real property in which payments of both interest and principal on the securities are generally made monthly, in effect, “passing through” monthly payments made by the individual borrowers on the mortgage loans which underlie the securities, net of fees paid to the issuer or guarantor of the securities.

•

Collateralized Mortgage Obligations are MBS, which may be collateralized by whole mortgage loans, but are more typically collateralized by portfolios of mortgage pass-through securities. CMOs are structured into multiple classes with each class bearing a different stated maturity and monthly payments of principal, including prepayments, are first returned to investors with the shortest maturity class. Investors with the longer maturity classes receive principal only after the first class has been retired.

Other Types of Mortgage-Backed Securities

Investments in other types of MBS may consist of the following:

•

Mortgage Derivative Securities in an amount not to exceed 10% of our total assets. Mortgage derivative securities provide for the holder to receive interest-only, principal-only or interest and principal in amounts that are disproportionate to those payable on the underlying mortgage loans. Payments on mortgage derivative securities are highly sensitive to the rate of prepayments on the underlying mortgage loans.

•

Inverse Floaters, which are a class of CMOs with a coupon rate that resets in the opposite direction from the market rate of interest to which it is indexed, including LIBOR or the 11th District Cost of Funds Index, or COFI. Any rise in the index rate, which can be caused by an increase in interest rates, causes a drop in the coupon rate of an inverse floater, while any drop in the index rate causes an increase in the coupon of an inverse floater.

•

Subordinated Interests, which are classes of MBS that are junior to other classes of the same series of MBS in the right to receive payments from the underlying mortgage loans. The subordination may be for all payment failures on the mortgage loans securing or underlying such series of mortgage securities.

•

Mortgage Warehouse Participations, which are participations in lines of credit to mortgage loan originators secured by recently originated mortgage loans that are in the process of being sold to investors. We anticipate that these investments, together with our investments in other Category III assets, will not in the aggregate exceed 10% of our total mortgage-related assets.

•	Other Mortgage Derivative Securities Developed in the Future

Other Mortgage-Related Assets

Investments in other mortgage-related assets may consist of the following:

•

Mortgage Loans. We also acquire and accumulate mortgage loans through Belvedere Trust as part of our investment strategy until a sufficient quantity has been accumulated for securitization into high-credit quality MBS in order to enhance their value and liquidity. Mortgage loans and other mortgage-related assets are purchased from various suppliers of mortgage-related assets throughout the United States, including savings and loan associations, banks, mortgage bankers and other mortgage lenders. We acquire mortgage loans directly from originators and from entities holding mortgage loans originated by others. We anticipate that any mortgage loans that we acquire and do not immediately securitize, together with our investments in other mortgage-related assets that are not Category I assets, will not constitute more than 40% of our total mortgage-related assets at any time. To meet our investment criteria, mortgage loans acquired by us will generally conform to the underwriting guidelines established by Fannie Mae, Freddie Mac or to secondary market standards for high quality mortgage loans.

•

Other Investments. We may acquire other investments that include equity and debt securities issued by other primarily mortgage-related finance companies, interests in mortgage-related collateralized bond obligations, other subordinated interests in pools of mortgage-related assets, commercial mortgage loans and securities, and residential mortgage loans other than high-credit quality mortgage loans. Although we expect that our other investments will be limited to less than 10% of total assets, we have no limit on the ratio between our stockholders’ equity and the amount of other investments. There may be periods in which other investments represent a large portion of our stockholders’ equity.

General Information

We were incorporated in Maryland on October 20, 1997 and commenced our operations on March 17, 1998. Our principal executive offices are located at 1299 Ocean Avenue, 2nd Floor, Santa Monica, California, 90401. Our telephone number is (310) 255-4493 and our fax number is (310) 434-0070.

RISK FACTORS

An investment in our stock involves a number of risks. Before making a decision to purchase our securities, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the trading price of our securities could decline significantly and you may lose all or part of your investment.

General Risks Related to Our Business

Our leveraging strategy increases the risks of our operations.

Relative to our investment grade Agency and Non-Agency MBS, we generally borrow, on a short-term basis, between eight to twelve times the amount of our equity, although our borrowings may at times be above or below this amount. We incur this leverage by borrowing against a substantial portion of the market value of our mortgage-related assets. Use of leverage can enhance our investment returns. Leverage, however, also increases risks. In the following ways, the use of leverage increases our risk of loss and may reduce our net income by increasing the risks associated with other risk factors including a decline in the market value of our MBS or a default of a mortgage-related asset:

•

The use of leverage increases our risk of loss resulting from various factors including rising interest rates, increased interest rate volatility, downturns in the economy and reductions in the availability of financing or deterioration in the conditions of any of our mortgage-related assets.

•

A majority of our borrowings are secured by our mortgage-related assets, generally under repurchase agreements. A decline in the market value of the mortgage-related assets used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell mortgage-related assets under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the MBS, we would experience losses.

•

A default of a mortgage-related asset that constitutes collateral for a repurchase agreement or whole loan financing facility could also result in an involuntary liquidation of the mortgage-related asset. This would result in a loss to us of the difference between the value of the mortgage-related asset upon liquidation and the amount borrowed against the mortgage-related asset.

•

To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be affected, which could jeopardize our status as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and may decrease our overall profitability and distributions to our stockholders.

Our officers devote a portion of their time to other companies in capacities that could create conflicts of interest that may harm our investment opportunities; this lack of a full-time commitment could also harm our operating results.

Lloyd McAdams, Joseph E. McAdams, Thad M. Brown, Bistra Pashamova and other of our officers and employees are officers and employees of Pacific Income Advisers, or PIA, where they devote a portion of their time. These officers and employees are under no contractual obligations mandating minimum amounts of time to be devoted to our company. In addition, a trust controlled by Lloyd McAdams is the principal stockholder of PIA.

These officers and employees are involved in investing both our assets and approximately $4.1 billion in MBS and other fixed income assets for institutional clients and individual investors through PIA. These multiple responsibilities and ownerships may create conflicts of interest if these officers and employees of our company are presented with opportunities that may benefit both us and the clients of PIA. These officers allocate investments among our portfolio and the clients of PIA by determining the entity or account for which the investment is most suitable. In making this determination, these officers consider the investment strategy and guidelines of each entity or account with respect to acquisition of assets, leverage, liquidity and other factors that our officers determine appropriate. These officers, however, have no obligation to make any specific investment opportunities available to us and the above-mentioned conflicts of interest may result in decisions or allocations of securities that are not in our best interests.

Several of our officers and employees are also directors, officers and managers of BT Management, the company that manages the day-to-day operations of Belvedere Trust, and Lloyd McAdams is also an owner and Chairman of Syndicated Capital, Inc., a registered broker-dealer. Our officers’ service to PIA, BT Management and Syndicated Capital, Inc. allow them to spend only part of their time and effort managing our company, as they are required to devote a portion of their time and effort to the management of other companies, and this may harm our overall management and operating results.

We may incur increased borrowing costs related to repurchase agreements and that would harm our profitability.

Currently, all of our borrowings are collateralized borrowings in the form of repurchase and whole loan financing agreements. If the interest rates on these agreements increase, that would harm our profitability.

Our borrowing costs under repurchase agreements generally correspond to short-term interest rates such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon:

•	the movement of interest rates;

•	the availability of financing in the market; and

•	the value and liquidity of our mortgage-related assets.

An increase in interest rates may harm our book value and cause a decrease in the demand for mortgage loans, which could harm the cash available for distribution to you.

Increases in interest rates may harm the market value of our mortgage-related assets. Our hybrid adjustable-rate mortgage-related assets (during the fixed-rate component of the mortgages underlying such assets) and our fixed-rate securities are generally more harmed by these increases. In accordance with generally accepted accounting principles (or GAAP), we reduce our book value by the amount of any decrease in the market value of our mortgage-related assets. Losses on securities classified as available-for-sale, which are determined by management to be other-than-temporary in nature, are reclassified from “Accumulated other comprehensive income” to current operations.

Furthermore, rising interest rates generally reduce the demand for consumer credit, including mortgage loans. Interest rates had been at record low levels in recent years. The Mortgage Bankers Association of America has projected that residential mortgage loan originations will decrease for a period after 2006, primarily due to an anticipated decrease in refinancings caused by rising interest rates. In a period of rising interest rates, we expect to acquire and securitize fewer loans, which would harm parts of our business, revenues and results of operations, which could adversely affect the amount of cash available for distribution to you.

A flat or inverted yield curve may negatively affect our operations, book value and profitability due to its potential impact on investment yields and the supply of adjustable-rate mortgage, or ARM, products.

A flat yield curve occurs when there is little difference between short-term and long-term interest rates. An inverted yield curve occurs when short-term interest rates are higher than long-term interest rates. A flat or inverted yield curve may be an adverse environment for ARM product volume, as there may be little incentive for borrowers to choose an ARM product over a longer-term fixed-rate loan. If the supply of ARM product decreases, yields may decline due to market forces.

Our borrowing costs under repurchase agreements generally correspond to short-term interest rates such as LIBOR. A flat or inverted yield curve will likely result in lower profits.

Additionally, a flat or inverted yield curve may negatively impact the pricing of our securities. According to GAAP, if the values of our securities decrease, we reduce our book value by the amount of any decrease in the market value of our mortgage-related assets.

We depend on borrowings to purchase mortgage-related assets and reach our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms, we will be limited in our ability to acquire mortgage-related assets and our earnings and profitability would decline.

We depend on short-term borrowings to fund acquisitions of mortgage-related assets and reach our desired amount of leverage. Accordingly, our ability to achieve our investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. In addition, we must be able to renew or replace our maturing short-term borrowings on a continuous basis. Moreover, we depend on a limited number of lenders to provide the primary credit facilities for our purchases of mortgage-related assets.

If we cannot renew or replace maturing borrowings, we may have to sell our mortgage-related assets under adverse market conditions and may incur permanent capital losses as a result. Any number of these factors in combination may cause difficulties for us, including a possible liquidation of a major portion of our portfolio at disadvantageous prices with consequent losses, which may render us insolvent.

Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, then we may be compelled to liquidate particular assets at an inopportune time.

Possible market developments, including a sharp rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of mortgage-related assets in which our portfolio is concentrated may reduce the market value of our portfolio, which may cause our lenders to require additional collateral. This requirement for additional collateral may compel us to liquidate our assets at a disadvantageous time, thus harming our operating results and net profitability.

Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or a lender files for bankruptcy.

Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay in the event that we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that a lender files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either a lender or us.

Because assets we acquire may experience periods of illiquidity, we may lose profits or be prevented from earning capital gains if we cannot sell mortgage-related assets at an opportune time.

We bear the risk of being unable to dispose of our mortgage-related assets at advantageous times or in a timely manner because mortgage-related assets generally experience periods of illiquidity. The lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. As a result, the illiquidity of mortgage-related assets may cause us to lose profits and the ability to earn capital gains.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates.

We engage in hedging activity. As such, we use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. When interest rates change, we expect to record a gain or loss on derivatives, which would be offset by an inverse change in the value of loans or residual interests. Additionally, from time to time, we may enter into hedging transactions in connection with our holdings of MBS and government securities with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items and futures and forward contracts. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our currently anticipated hedging strategy. We cannot assure you that our use of derivatives will offset the risks related to changes in interest rates. It is likely that there will be periods in the future during which we will incur losses after accounting for our derivative financial instruments. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses.

Competition may prevent us from acquiring mortgage-related assets at favorable yields and that would negatively impact our profitability.

Our net income largely depends on our ability to acquire mortgage-related assets at favorable spreads over our borrowing costs. In acquiring mortgage-related assets, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-related assets, many of which have greater financial resources than us. As a result, we may not in the future be able to acquire sufficient mortgage-related assets at favorable spreads over our borrowing costs. If that occurs, our profitability will be harmed.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business, results of operation and stock price.

Our board of directors can modify or waive our current operating policies and our strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies may have on our business, operating results and stock price, however, the effects may be adverse.

We depend on our key personnel and the loss of any of our key personnel could harm our operations.

We depend on the diligence, experience and skill of our officers and other employees for the selection, structuring and monitoring of our mortgage-related assets and associated borrowings. Our key officers include Lloyd McAdams, Chairman, President and Chief Executive Officer (Principal Executive Officer); Joseph E. McAdams, Chief Investment Officer, Executive Vice President and Director; Thad M. Brown, Chief

Financial Officer (Principal Financial Officer), Treasurer and Secretary; Charles J. Siegel, Senior Vice President-Finance and Assistant Secretary; Evangelos Karagiannis, Vice President; and Bistra Pashamova, Vice President. Belvedere Trust’s key officers are Claus Lund, Belvedere Trust’s President and Chief Executive Officer, and Russell Thompson, Belvedere Trust’s Chief Financial Officer and Treasurer. Our dependence on our key personnel is heightened by the fact that we have a relatively small number of employees and the loss of any key person could harm our entire business, financial condition, cash flow and results of operations. In particular, the loss of the services of Lloyd McAdams or Joseph E. McAdams could seriously harm our business.

Our incentive compensation plan may create an incentive to increase the risk of our mortgage portfolio in an attempt to increase compensation.

In addition to their base salaries, some management and key employees are eligible to earn incentive compensation for each fiscal year pursuant to our 2002 Incentive Plan. Under the 2002 Incentive Plan, the aggregate amount of compensation that may be earned by these employees equals a percentage of net income, before incentive compensation, in excess of the amount that would produce an annualized return on average net worth equal to the ten-year U.S. Treasury Rate plus 1%. In any fiscal quarter in which our net income is an amount less than the amount necessary to earn this threshold return, we calculate negative incentive compensation for that fiscal quarter which will be carried forward and will offset future incentive compensation earned under the 2002 Incentive Plan, but only with respect to those participants who were participants during the fiscal quarter(s) in which negative incentive compensation was generated. Although negative incentive compensation is used to offset future incentive compensation, as our management evaluates different mortgage-related assets for our investment, there is a risk that management will cause us to assume more risk than is prudent.

Risk Related Primarily to Anworth’s Business

Interest rate mismatches between our adjustable-rate MBS and our borrowings used to fund our purchases of these assets may reduce our income during periods of changing interest rates.

We fund most of our acquisitions of adjustable-rate MBS with borrowings that have interest rates based on indices and repricing terms similar to, but of shorter maturities than, the interest rate indices and repricing terms of our MBS. Accordingly, if short-term interest rates increase, this may harm our profitability.

Most of the MBS we acquire are adjustable-rate securities. This means that their interest rates may vary over time based upon changes in a short-term interest rate index. Therefore, in most cases, the interest rate indices and repricing terms of the MBS that we acquire and their funding sources will not be identical, thereby creating an interest rate mismatch between our assets and liabilities. While the historical spread between relevant short-term interest rate indices has been relatively stable, there have been periods when the spread between these indices was volatile. During periods of changing interest rates, these mismatches could reduce our net income, dividend yield and the market price of our stock.

The interest rates on our borrowings generally adjust more frequently than the interest rates on our adjustable-rate MBS. For example, at March 31, 2007, our agency and Non-Agency adjustable-rate MBS had a weighted average term to next rate adjustment of approximately 29 months, while our borrowings had a weighted average term to next rate adjustment of 88 days. After adjusting for interest rate swap transactions, the weighted average term to next rate adjustment was 365 days. Accordingly, in a period of rising interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our adjustable-rate MBS.

Increased levels of prepayments from MBS may decrease our net interest income.

Pools of mortgage loans underlie the MBS that we acquire. We generally receive payments from principal payments that are made on these underlying mortgage loans. When borrowers prepay their mortgage loans faster than expected, this results in prepayments that are faster than expected on the MBS. Faster than expected prepayments could harm our profitability as follows:

•

We usually purchase MBS that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we pay a premium over the par value to acquire the security. In accordance with accounting rules, we amortize this premium over the term of the mortgage-backed security. If the mortgage-backed security is prepaid in whole or in part prior to its maturity date, however, we expense the premium that was prepaid at the time of the prepayment. At March 31, 2007, substantially all of our MBS had been acquired at a premium.

•

We anticipate that a substantial portion of our adjustable-rate MBS may bear interest rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate mortgage-backed security is prepaid prior to or soon after the time of adjustment to a fully indexed rate, we will have held that mortgage-backed security while it was less profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life.

•	If we are unable to acquire new MBS similar to the prepaid MBS, our financial condition, results of operation and cash flow would suffer.

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

While we seek to minimize prepayment risk to the extent practical, in selecting investments, we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.

We may experience reduced net interest income from holding fixed-rate investments during periods of rising interest rates.

We generally fund our acquisition of fixed-rate MBS with short-term borrowings. During periods of rising interest rates, our costs associated with borrowings used to fund acquisition of fixed-rate assets are subject to increases while the income we earn from these assets remains substantially fixed. This reduces or could eliminate the net interest spread between the fixed-rate MBS that we purchase and our borrowings used to purchase them, which could lower our net interest income or cause us to suffer a loss. At March 31, 2007, 18% of our Agency MBS were fixed-rate securities.

Interest rate caps on our adjustable-rate MBS may reduce our income or cause us to suffer a loss during periods of rising interest rates.

Our adjustable-rate MBS are subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of a mortgage-backed security. Our borrowings are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while interest rate caps would limit the interest rates on our adjustable-rate MBS. This problem is magnified for our adjustable-rate MBS that are not fully indexed. Further, some adjustable-rate MBS may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we could receive less cash income on adjustable-rate MBS than we need to pay interest on our related borrowings. These factors could lower our net interest income or cause us to suffer a loss during periods of rising interest rates. At March 31, 2007, approximately 82% of our Agency MBS were adjustable-rate securities.

We may invest in leveraged mortgage derivative securities that generally experience greater volatility in market prices, thus exposing us to greater risk with respect to their rate of return.

We may acquire leveraged mortgage derivative securities that may expose us to a high level of interest rate risk. The characteristics of leveraged mortgage derivative securities result in greater volatility in their market prices. Thus, acquisition of leveraged mortgage derivative securities would expose us to the risk of greater price volatility in our portfolio and that could harm our net income and overall profitability.

New assets we acquire may not generate yields as attractive or be as accretive to book value as have been experienced historically.

We may acquire new assets as we receive principal and interest payments and prepayments from our existing assets. We also sell assets from time to time as part of our portfolio and asset/liability management programs. We may invest these proceeds into new earning assets.

New assets may not generate yields as attractive as we have experienced historically. Business conditions, including credit results, prepayment patterns and interest rate trends in the future, are unlikely to be as favorable as they have been for the last few years.

New assets may not be as accretive to book value as existing assets. The market value of our assets is sensitive to interest rate fluctuations. In the past few years as short-term interest rates have increased, the market value of our existing assets has declined. As we classify our Agency MBS, Non-Agency MBS and BT Other MBS as available-for-sale, accounting regulations require that any unrealized losses from the decline in market value be carried as “Accumulated other comprehensive loss” in the “Stockholders’ equity” section of the Consolidated Balance Sheets. When short-term interest rates stop increasing, or start declining, or when the interest rates on these securities reset, the market value of these assets will increase. This may be more accretive to book value than the new assets that we acquire to replace any existing assets.

Our investment policy involves risks associated with the credit quality of our investments. If the credit quality of our investments declines or if there are defaults on the investments we make, our profitability may decline and we may suffer losses.

Our MBS have primarily been agency certificates that, although not rated, carry an implied AAA rating. Agency certificates are MBS where either Freddie Mac or Fannie Mae guarantees payments of principal or interest on the certificates. Freddie Mac and Fannie Mae are government-sponsored enterprises and securities guaranteed by these entities are not guaranteed by the United States government. Our capital investment policy, however, provides us with the ability to acquire a material amount of lower credit quality MBS. If we acquire MBS of lower credit quality, our profitability may decline and we may incur losses if there are defaults on the mortgages backing those securities or if the rating agencies downgrade the credit quality of those securities or the securities of Fannie Mae and Freddie Mac.

Risk Related Primarily to Belvedere Trust’s Business

Increased levels of prepayments from loans and MBS may decrease Belvedere Trust’s net interest income.

When borrowers prepay their mortgage loans faster than expected, this results in an early return of principal and, generally, a shorter average life for the related mortgage assets. Faster than expected prepayments could harm Belvedere Trust’s profitability as follows:

•

Belvedere Trust may purchase mortgage loans and MBS that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, Belvedere Trust may pay a premium over the par value to acquire the asset. In accordance with accounting rules, Belvedere Trust amortizes this premium over the term of the mortgage-related asset. Belvedere Trust estimates prepayment speeds for the purposes of amortizing the premium or discount for each mortgage-related asset that it acquires. If the prepayment speeds for the mortgage-related asset are faster than expected, the interest income related to that asset may be reduced and the amortization of the premium may be accelerated.

•

Belvedere Trust anticipates that a substantial portion of its adjustable-rate mortgage loans and MBS may bear interest rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate mortgage-related asset is prepaid prior to or soon after the time of adjustment to a fully indexed rate, Belvedere Trust will have held that mortgage-related asset while it was less profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life.

•	If Belvedere Trust is unable to acquire new mortgage-related assets similar to the prepaid assets, its financial condition, results of operation and cash flow would suffer.

•

Certain mortgage-related assets, such as interest-only securities, bear a concentrated level of prepayment risk. Faster than expected prepayments could result in a reduction of interest income and an increase in premium amortization expense, resulting in lower net income, and may result in an impairment of the value of the asset.

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

While Belvedere Trust seeks to minimize prepayment risk to the extent practical, in selecting investments, it must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate Belvedere Trust from prepayment risk.

Belvedere Trust’s inability to complete an initial public offering or to secure alternate sources of equity could materially harm its business and results.

On May 17, 2005, Belvedere Trust filed a registration statement with the SEC for the purpose of registering up to $100 million of its common stock in connection with a contemplated IPO. In December 2005, after discussions with the underwriters, Anworth and Belvedere Trust determined that the IPO would be delayed due to current market conditions. Should Belvedere Trust be unable to complete an IPO or obtain alternate sources of equity, its ability to acquire mortgage-related assets would be materially harmed and, as a result, its business and results from operations could be materially negatively affected.

Belvedere Trust’s use of short-term debt exposes us to liquidity, market value and securitization execution risks that could result in harm to our financial condition.

In order to continue its securitization operations, Belvedere Trust requires access to short-term debt to finance loan inventory accumulation prior to sale to securitization entities. In times of market dislocation, this type of short-term debt might become unavailable from time to time. During such periods, Belvedere Trust would have to reduce the volume of its holdings and the number of securitizations that it undertakes. Belvedere Trust uses the inventory of assets it acquires to collateralize the debt. The debt is recourse to Belvedere Trust and if the market value of the collateral declines, Belvedere Trust may need to use its liquidity to increase the amount of collateral pledged to secure the debt or to reduce the debt amount.

Belvedere Trust’s payment of commitment fees and other expenses to secure borrowing lines may not protect it from liquidity issues or losses. Variations in lenders’ ability to access funds, lender confidence in

Belvedere Trust, lender collateral requirements, available borrowing rates, the acceptability and market values of Belvedere Trust’s collateral and other factors could force Belvedere Trust to utilize its liquidity reserves or to sell assets and thus could harm its liquidity, financial soundness and earnings.

If Belvedere Trust is unable to complete securitizations or experiences delayed mortgage loan sales or securitization closings, it could face a liquidity shortage, which would harm our operating results.

Belvedere Trust relies significantly upon securitizations to generate cash proceeds to repay borrowings and replenish its borrowing capacity. If there is a delay in a securitization closing or any reduction in its ability to complete securitizations, Belvedere Trust may be required to utilize other sources of financing which, if available at all, may not be on similar terms. In addition, delays in closing mortgage sales or securitizations of our mortgage loans increase its risk by exposing it to credit and interest rate risks for this extended period of time. Several factors could harm Belvedere Trust’s ability to complete securitizations of its mortgage loans including, among others, the following:

•	conditions in the securities and secondary markets;

•	the credit quality of the mortgage loans acquired;

•	the volume of its mortgage loan acquisitions;

•	its ability to obtain credit enhancements;

•	downgrades by rating agencies of its previous securitizations; and

•	lack of investor demand for purchasing components of the securities.

Belvedere Trust’s business may be significantly harmed by a slowdown in the economy of California, resulting in potentially higher delinquencies and increased loan losses.

At March 31, 2007, approximately 52% of the residential real estate loans that Belvedere Trust owns were secured by property in California. An overall decline in the economy or the residential real estate market, or the occurrence of a natural disaster that is not covered by standard homeowners’ insurance policies, such as an earthquake or hurricane, could decrease the value of mortgaged properties in California. This, in turn, would increase the risk of delinquency, default or foreclosure on mortgage loans underlying Belvedere Trust’s MBS. This could harm Belvedere Trust’s credit loss experience and may harm other aspects of Belvedere Trust’s business including Belvedere Trust’s ability to securitize mortgage loans.

Belvedere Trust has had only limited operating history in the business of acquiring and securitizing whole mortgage loans and it may not be successful.

Belvedere Trust was formed in November 2003 to engage in the business of acquiring and securitizing mortgage loans and other mortgage-related assets and it has a limited operating history. The acquisition of residential real estate loans and the securitization process are inherently complex and involve risks related to the types of mortgage loans Belvedere Trust seeks to acquire, interest rate changes, funding sources, delinquency rates, prepayment rates, borrower bankruptcies and other factors that Belvedere Trust may not be able to manage. Incorrect management of these risks may take years to become apparent. If it fails to manage these and other risks, this could harm our business and the results of our operations.

Belvedere Trust’s investment strategy of acquiring, accumulating and securitizing loans involves credit risk that could result in loan losses and could harm our operating results.

While Belvedere Trust securitizes the loans it acquires in order to improve its access to financing, it bears the risk of loss on any loans that it acquires and which it subsequently securitizes. Belvedere Trust has risk of loss for all loans and other mortgage-related assets it holds on its balance sheet. Belvedere Trust acquires loans and other mortgage-related assets that are typically not credit enhanced and that do not have the backing of Fannie Mae or Freddie Mac. Accordingly, Belvedere Trust is subject to risks of borrower default, bankruptcy and special hazard losses (such as those occurring from earthquakes and hurricanes) with respect to those loans to the extent that there is any deficiency between the value of the mortgage collateral and insurance and the principal amount of the loan and any premium paid for the loan. In the event of a default on any such loans that Belvedere Trust holds, Belvedere Trust would bear the loss of principal between the realized value of the mortgaged property and the principal amount of the loan as well as foreclosure costs and the loss of interest. We have not established any limits upon the geographic concentration or the credit quality of suppliers of the mortgage loans that Belvedere Trust acquires.

Belvedere Trust’s efforts to manage credit risk may not be successful in limiting delinquencies and defaults in underlying loans or losses on its investments.

At March 31, 2007, approximately 3.29% of the loans in Belvedere Trust’s portfolio, including Belvedere Trust’s first securitization (“HYB1”), were 30 days or more delinquent by outstanding principal balance. Through March 31, 2007, Belvedere Trust has incurred credit losses of $570 thousand on its residential loan portfolio and $6 thousand on HYB1. Based on current analysis, Belvedere Trust projects loan losses to approximate 0.30% of the original loan balances. This analysis is based on factors related to borrower credit, such as Fair, Isaac and Company (FICO) score, as well as the value of the underlying properties relative to the loan balances.

Loan losses may be greater than Belvedere Trust anticipates. Despite its efforts to manage credit risk, there are many aspects of credit that it cannot control and there can be no assurance that Belvedere Trust’s quality control and loss mitigation operations will be successful in limiting future delinquencies, defaults and losses. Belvedere Trust’s underwriting reviews or third-party reviews may not be effective. The securitizations in which Belvedere Trust has invested may not receive funds that Belvedere Trust believes are due from mortgage insurance companies. Loan servicing companies may not cooperate with Belvedere Trust’s loss mitigation efforts, or such efforts may otherwise be ineffective. Various service providers to securitizations, such as trustees, bond insurance providers and custodians, may not perform in a manner that promotes Belvedere Trust’s interests. The value of the homes collateralizing residential loans may decline. Belvedere Trust acquires loans that allow for negative amortization; if the borrowers make payments that are less than the amount required to pay the interest due on these loans, the principal balance of the loans will increase. At March 31, 2007, 37% of Belvedere Trust’s loans allowed for negative amortization. If loans become real estate owned, servicing companies will have to manage these properties and may not be able to sell them. Changes in consumer behavior, bankruptcy laws and other laws may increase loan losses. In most cases, the value of the underlying property will be the sole source of funds for any recoveries. Expanded loss mitigation efforts in the event that defaults increase could increase Belvedere Trust’s operating costs.

Belvedere Trust requires a significant amount of capital and if it is not available, its business and financial performance could be significantly harmed.

Belvedere Trust requires substantial capital to fund its loan acquisitions, to pay its loan acquisition expenses and to hold its loans prior to securitization. Pending sale or securitization of a pool of mortgage loans, Belvedere Trust acquires mortgage-related assets that it expects to finance through borrowings from whole loan financing facilities and repurchase agreements. It is possible that its lenders could experience changes in their ability to advance funds to us, independent of Belvedere Trust’s performance or the performance of its loans. Belvedere Trust anticipates that its repurchase agreements will be dependent on the ability of counterparties to re-sell Belvedere Trust’s obligations to third parties. If there is a disruption of the repurchase market generally, or if one of Belvedere Trust’s counterparties is itself unable to access the repurchase market, Belvedere Trust’s access to this source of liquidity could be harmed. Capital could also be required to meet margin calls under the terms of Belvedere Trust’s borrowings in the event that there is a decline in the market value of the loans that collateralize its debt, the terms of short-term debt become less attractive, or for other reasons. Any of these events would harm Belvedere Trust’s operating results, liquidity, financial condition and earnings.

To date, we have invested $100 million in Belvedere Trust to capitalize its mortgage operations. At March 31, 2007, Belvedere Trust had fully invested all of the proceeds of our investment. New investments are made by Belvedere Trust as capital is freed up from scheduled and unscheduled principal payments of its mortgage assets. Belvedere Trust monitors its portfolio on an ongoing basis and, to the extent it is deemed appropriate, securities may be sold and other investments made. If it is unable to sell additional securities on reasonable terms or at all, or it is not able to access external sources of capital, it will need to either reduce its acquisition business or sell a higher portion of its loans. In the event that Belvedere Trust’s liquidity needs exceed its access to liquidity, Belvedere Trust may need to sell assets at an inopportune time, thus reducing its earnings. Adverse cash flow could threaten Belvedere Trust’s ability to maintain solvency or to satisfy the income and asset tests necessary to elect and maintain REIT status.

To the extent that Belvedere Trust has a large number of loans in an area affected by a natural disaster, it may suffer losses.

Standard homeowner insurance policies generally do not provide coverage for natural disasters, such as hurricanes and the ensuing flooding. Furthermore, nonconforming borrowers are not likely to have special hazard insurance. To the extent that borrowers do not have insurance coverage for natural disasters, they may not be able to repair the property or may stop paying their mortgages if the property is damaged. A natural disaster that results in a significant number of delinquencies could cause increased foreclosures and decrease Belvedere Trust’s ability to recover losses on properties affected by such disasters and could harm Belvedere Trust’s retained residual interests in securitizations and thus Belvedere Trust’s financial condition and results of operations.

Second-lien mortgage loans expose Belvedere Trust to greater credit risks.

To the extent Belvedere Trust invests in second-lien mortgage loans, its security interests in the property securing the second-lien mortgage loans is subordinated to the interests of the first mortgage holder and the second mortgages have a higher loan-to-value ratio than does the first mortgage. If the value of the property is equal to or less than the amount needed to repay the borrower’s obligation to the first mortgage holder upon foreclosure, the second-lien mortgage loan will not be repaid. To date, Belvedere Trust has not invested in second-lien mortgage loans.

Residential mortgage loan delinquencies, defaults and credit losses could reduce Belvedere Trust’s ability to complete securitizations, which could expose Belvedere Trust to risk from holding loans longer than expected.

Credit losses from any of the mortgage loans in the securitized loan pools reduce the principal value of and economic returns from residential MBS. Credit losses could reduce Belvedere Trust’s ability to sponsor new securitizations of residential loans. Therefore, Belvedere Trust may have to hold loans longer on its balance sheet, which may change its risk profile with regard to credit and interest rate risk. At March 31, 2007, by outstanding principal balances, approximately 1.58% of the residential mortgage loans in Belvedere Trust’s portfolio, including Belvedere Trust’s first securitization, were 30 days delinquent, approximately 0.49% were 60 days delinquent and approximately 1.22% were 90 days delinquent.

The use of securitizations with over-collateralization requirements may have a negative impact on Belvedere Trust’s cash flow.

Belvedere Trust does not currently use securitizations with over-collateralization requirements but may do so in the future. If Belvedere Trust utilizes over-collateralization as a credit enhancement to its securitizations, Belvedere Trust expects that such over-collateralization will restrict its cash flow if loan delinquencies exceed certain levels. The terms of Belvedere Trust’s securitizations will generally provide that, if certain delinquencies and/or losses exceed the specified levels based on rating agencies’ (or the financial guaranty insurer’s, if applicable) analysis of the characteristics of the loans pledged to collateralize the securities, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses and/or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict Belvedere Trust’s ability to receive net interest income from a securitization transaction. We cannot assure you that the performance tests will be satisfied. Failure to satisfy performance tests may harm our results of operations.

Representations and warranties made by Belvedere Trust in loan sales and securitizations may subject Belvedere Trust to liability that could result in loan losses and could harm our operating results.

In connection with securitizations, Belvedere Trust makes representations and warranties regarding the mortgage-related assets transferred into securitization trusts. The trustee in the securitizations has recourse to Belvedere Trust with respect to the breach of the standard representations and warranties regarding the loans made at the time such mortgage-related assets are transferred. While Belvedere Trust generally has recourse to its loan originators for any such breaches, there can be no assurance of the originators’ abilities to honor their respective obligations. Belvedere Trust attempts to generally limit the potential remedies of the trustee to the potential remedies Belvedere Trust receives from the originators from whom Belvedere Trust acquired the mortgage loans. However, in some cases, the remedies available to the trustee may be broader than those available to Belvedere Trust against the originators of the mortgage-related assets and, should the trustee enforce its remedies against Belvedere Trust, it may not always be able to enforce whatever remedies it has against its loan originators. Furthermore, if Belvedere Trust discovers, prior to the securitization of a loan, that there is any fraud or misrepresentation with respect to the mortgage and the originator fails to repurchase the mortgage, then Belvedere Trust may not be able to sell the mortgage or may have to sell the mortgage at a discount.

The mortgage-related assets Belvedere Trust owns expose it to concentrated risks and thus are likely to lead to variable returns.

Belvedere Trust’s permanent asset portfolio produces a significant amount of its revenue. It consists principally of mortgage loans that have been securitized by Belvedere Trust and, to a lesser extent, securities acquired from securitizations sponsored by others. The mortgage-related assets Belvedere Trust owns employ a high degree of internal structural leverage that concentrates risk into the assets that Belvedere Trust acquires. No amount of risk management or mitigation can change the variable nature of cash flows, market values and financial results generated by concentrated risks in Belvedere Trust’s mortgage-related investments which, in turn, can result in variable returns to Belvedere Trust. Due to the concentration of risks, the assets Belvedere Trust holds may be exposed to greater credit, interest rate and prepayment risk.

The success of Belvedere Trust’s business will depend upon its ability to determine that mortgage loans are serviced effectively.

The success of Belvedere Trust’s mortgage loan business will depend to a great degree upon its ability to determine that its mortgage loans are serviced effectively. In general, it is Belvedere Trust’s intention to acquire loans “servicing retained,” where the loans will be serviced by the originating or selling institution. Belvedere Trust has no experience servicing a portfolio of loans. In those instances where Belvedere Trust is required to purchase the servicing of a loan portfolio in order to acquire a portfolio with desirable attributes, Belvedere Trust will be required to sell the servicing rights, implement a servicing function or transfer the servicing of the loans to a third party with whom Belvedere Trust has established a sub-servicing relationship. We cannot assure you that Belvedere Trust will be able to service the loans or effectively supervise a sub-servicing relationship according to industry standards. Failure to service the loans properly will harm Belvedere Trust’s business and operating results. Prior to either building the servicing capabilities that Belvedere Trust may require or acquiring an existing servicing operation that has such capabilities, if ever, Belvedere Trust has contracted with an experienced servicer of the type of loans it acquires to “sub-service” its loans. The fees paid to such subservicer will reduce, to a certain extent, the revenue Belvedere Trust is able to retain from its mortgage loans and Belvedere Trust’s net interest income will be reduced and at risk, depending on the effectiveness of the servicing company.

Belvedere Trust acquires and owns “interest-only” loans which expose it to increased risk of default.

A portion of the loans Belvedere Trust acquires have interest-only features during the initial term of the loan. At March 31, 2007, 41% of the loans Belvedere Trust owned had interest-only features as measured by outstanding principal balance. These loans permit borrowers not to begin repayment of the principal balance of the loans until after the interest-only period expires. After the expiration of the interest-only period, the borrowers’ payments increase to amortize the entire principal balance owed over the remaining life of the loan. Variable-rate interest-only products, especially when coupled with an amortization feature that begins at a time in the future, can significantly increase the payment obligation. Consequently, there is a risk that these mortgagors may be unable to make the increased payments and could default under these loans. In the event the performance of Belvedere Trust’s interest-only loans is below expectations, its operating results, financial condition and business prospects could be harmed.

Belvedere Trust has acquired most of its mortgage-related assets from a limited number of originators and the failure to properly manage these relationships, or if these originators experience origination problems, Belvedere Trust’s ability to acquire loans from them could be harmed, which would negatively affect its operations.

Belvedere Trust has acquired most of its mortgage-related assets from a limited number of originators. At March 31, 2007, approximately 60% of the loans acquired by Belvedere Trust had been originated by Countrywide Home Loans, Inc. and 18% had been originated by Washington Mutual Bank, N.A. and its affiliates, as measured by outstanding principal balance as of that date. If Belvedere Trust is unable to properly manage these relationships, or if these originators experience significant problems with their origination capabilities, Belvedere Trust’s ability to acquire loans from them may be harmed and its results from operations may be negatively affected.

Belvedere Trust has acquired non-investment grade securities which bear a greater risk of credit losses.

Belvedere Trust has acquired non-investment grade securities which include first loss, second loss and third loss securities. Credit losses are generally allocated to securities in order, beginning with the first loss security up to a maximum of the principal amount of the first loss security. Losses are then allocated in order to the second loss, third loss and more senior securities. Since these securities include the first loss security, we bear primary credit risk associated with mortgages with a face value of $1.25 billion, including $84 million related to Belvedere Trust’s first securitization, as of March 31,2007. Additionally, when Belvedere Trust acquires these securities, the purchase price generally includes a discount associated with this credit risk. Belvedere Trust evaluates the discount against any probable losses. If, subsequent to the acquisition of the securities, the estimated losses exceed the discount, this would cause a reduction in earnings.

Belvedere Trust is externally managed and this may diminish or eliminate the return on our investment in this line of business.

Belvedere Trust is externally managed pursuant to a management agreement between Belvedere Trust and BT Management. Although we own 50% of BT Management, 45% is also owned by the executive officers of Belvedere Trust and 5% by Lloyd McAdams. Our ability to generate profits from our ownership of Belvedere Trust, if any, could be greatly diminished due to the fact that we will be required to pay a base management fee to BT Management and we may also be required to pay an incentive fee. An externally managed structure may not optimize our interest in Belvedere Trust and, if we are unable to properly manage fixed costs at Belvedere Trust could, when combined with the base management fee, result in losses at Belvedere Trust.

Our Chairman has an ownership interest in BT Management that creates potential conflicts of interest.

Lloyd McAdams, our Chairman and Principal Executive Officer, has a direct ownership interest in BT Management that creates potential conflicts of interest. Mr. McAdams is Chairman of the Board and Principal

Executive Officer and a member of the Board of Managers of BT Management and owns an equity interest in BT Management. Under the management agreement between Belvedere Trust and BT Management, BT Management is entitled to earn certain incentive compensation based on the level of Belvedere Trust’s annualized net income. In evaluating mortgage assets for investment and with respect to other management strategies, an undue emphasis on the maximization of income at the expense of other criteria could result in increased risk to the value of our portfolio.

Risks Related to REIT Compliance and Other Matters

If we are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

We believe that, since our IPO in 1998, we have operated so as to qualify as a REIT under the Code and we intend to continue to meet the requirements for taxation as a REIT. Nevertheless, we may not remain qualified as a REIT in the future. Qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could require us to pay a penalty or jeopardize our REIT status. Furthermore, Congress or the Internal Revenue Service, or IRS, might change tax laws or regulations and the courts might issue new rulings, in each case potentially having retroactive effects that could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•

we would be taxed as a regular domestic corporation, which, among other things, means being unable to deduct distributions to stockholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders; and

•

unless we were entitled to relief under applicable statutory provisions, we could be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification and thus our cash available for distribution to stockholders would be reduced for each of the years during which we do not qualify as a REIT.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

In order to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature and diversification of our MBS and other assets including our stock in Belvedere Trust, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may substantially limit our ability to hedge MBS and related borrowings by requiring us to limit our income in each year from qualifying and non-qualifying hedges, together with any other income not generated from qualified sources, to less than 25% of our gross income. In addition, we must limit our aggregate income from non-qualifying hedging, fees and certain other non-qualifying sources, other than from qualified REIT real estate assets or qualified hedges, to less than 5% of our annual gross income. As a result, we may in the future have to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we were to violate the 25% or 5% limitations, we may have to pay a penalty tax equal to the amount of income in excess of those limitations, multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the 25% and 5% limitations, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for federal income tax purposes.

Complying with REIT requirements may force us to liquidate otherwise attractive investments or to make investments inconsistent with our business plan.

In order to qualify as a REIT, we must also determine that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer. The 5% and 10% limitations described above will apply to our investment in Belvedere Trust unless Belvedere Trust is a qualified REIT subsidiary of ours (i.e., we own 100% of Belvedere Trust’s outstanding stock), Belvedere Trust is a qualified REIT or Belvedere Trust is a taxable REIT subsidiary of ours. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences. The need to comply with these gross income and asset tests may cause us to acquire other assets that are qualifying real estate assets for purposes of the REIT requirements that are not part of our overall business strategy and might not otherwise be the best investment alternative for us.

Complying with REIT requirements may force us to borrow to make distributions to stockholders.

As a REIT, we must distribute 90% of our annual taxable income (subject to certain adjustments) to our stockholders. From time to time, we may generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income may be greater than our cash flow available for distribution to stockholders. For example, our taxable income would exceed our net income for financial reporting purposes to the extent that compensation paid to our Principal Executive Officer and our other four highest paid officers exceeds $1 million for any such officer for any calendar year under Section 162(m) of the Code. Since payments under our 2002 Incentive Plan do not qualify as performance-based compensation under Section 162(m), a portion of the payments made under the 2002 Incentive Plan to certain of our officers would not be deductible for federal income tax purposes under such circumstances. If we do not have other funds available in these situations, we may be unable to distribute substantially all of our taxable income as required by the REIT provisions of the Code. Thus, we could be required to borrow funds, sell a portion of our MBS at disadvantageous prices or find another alternative source of funds. These alternatives could increase our costs or reduce our equity.

Dividends payable by REITs do not qualify for the reduced tax rates.

Tax legislation enacted in 2003 reduced the maximum United States federal tax rate on certain corporate dividends paid to individuals and other non-corporate taxpayers to 15% (through 2010). Dividends paid by REITs to these stockholders are generally not eligible for these reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to non-REIT corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

If Belvedere Trust fails to qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we may lose our REIT status.

As long as we own 100% of Belvedere Trust’s outstanding stock, Belvedere Trust will be treated as a qualified REIT subsidiary for federal income tax purposes. As such, for federal income tax purposes, we will not be treated as owning stock in Belvedere Trust and Belvedere Trust’s assets, liabilities and income will generally be treated as our assets, liabilities and income for purposes of the REIT qualification tests described hereafter under “Certain Federal Income Tax Considerations.” If, however, we do not own 100% of Belvedere Trust’s outstanding stock and Belvedere Trust does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we will lose our REIT status if, at the end of any calendar quarter, the value of our Belvedere Trust securities exceeds 5% of the value of our total assets or we own more than 10% of the value or voting power of Belvedere Trust’s outstanding securities. If we fail to satisfy the 5% test or the 10% test at the end of any calendar quarter, a 30-day “cure” period may apply following the close of the quarter. If we make an election to treat Belvedere Trust as a taxable REIT subsidiary, the total value of any securities we own in Belvedere Trust and all of our other taxable REIT subsidiaries, if any, may not exceed 20% of the value of our total assets at the end of any calendar quarter. Since Belvedere Trust may elect to be taxed as a REIT in the future, however, we do not intend to make a taxable REIT subsidiary election for Belvedere Trust. In the event of a more than de minimis failure of the 20% asset test, we will not lose our REIT status as long as (i) the failure was due to reasonable cause and not to willful neglect, (ii) we dispose of the assets causing the failure or otherwise comply with the 20% asset test within six months after the last day of the applicable quarter in which we identify such failure, and (iii) we pay a tax equal to the greater of $50 thousand or 35% of the net income from the non-qualifying assets during the period in which we failed the 20% asset test. If there is more than a de minimis failure of the 20% asset test and we do not satisfy the requirements described in the preceding sentence, we would lose our REIT status.

If Belvedere Trust fails to qualify as a REIT, Belvedere Trust will be subject to corporate income taxes on its taxable income, which will reduce the amount available for distribution to us.

Though Belvedere Trust was formed as a qualified REIT subsidiary, it may elect to be taxed as a REIT in the future, possibly as early as its taxable year ending December 31, 2007. Although Belvedere Trust expects to operate in a manner to permit it to qualify as a REIT, if and when it makes a REIT election, and to continue to maintain such qualification, the actual results of Belvedere Trust’s operations for any particular taxable year may not satisfy these requirements. If Belvedere Trust fails to qualify for taxation as a REIT in any taxable year after it makes a REIT election, and the relief provisions of the Code do not apply, Belvedere Trust will be required to pay tax on Belvedere Trust’s taxable income in that taxable year and all subsequent taxable years at regular corporate rates. Distributions to us in any year in which Belvedere Trust fails to qualify as a REIT will not be deductible by Belvedere Trust. As a result, we anticipate that if Belvedere Trust failed to qualify as a REIT after it makes a REIT election, this would reduce the cash available for distribution to us. Unless entitled to relief under specific statutory provisions, if Belvedere Trust fails to maintain its REIT status after it makes a REIT election, Belvedere Trust will also be disqualified from taxation as a REIT for the four taxable years following the year in which it loses its qualification.

We conduct a portion of our business through taxable REIT subsidiaries, which could have adverse tax consequences.

We conduct a portion of our business, including securitizations, through taxable REIT subsidiaries, such as BT Finance. Despite our qualification as a REIT, our taxable REIT subsidiaries must pay federal income tax on their taxable income. In addition, we must comply with various tests to continue to qualify as a REIT for federal income tax purposes and our income from, and investments in, our taxable REIT subsidiaries generally does not constitute permissible income and investments for these tests. While we attempt to determine that our dealings with our taxable REIT subsidiaries will not adversely affect our REIT qualification, no assurance can be given that we will successfully achieve that result. Furthermore, we may be subject to a 100% penalty tax, or our taxable REIT subsidiaries may be denied deductions, to the extent our dealings with our taxable REIT subsidiaries are not deemed to be arm’s length in nature.

The tax imposed on REITs engaging in “prohibited transactions” will limit our ability to engage in transactions, including certain methods of securitizing loans, which would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property but including any mortgage loans, held in inventory primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell a loan or securitize loans in a manner that was treated as a sale of such inventory for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans other than through a taxable REIT subsidiary and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial for us. In addition, this prohibition may limit our ability to restructure our investment portfolio of mortgage loans from time to time, even if we believe that it would be in our best interest to do so.

Failure to maintain an exemption from the Investment Company Act would harm our results of operations.

We believe that we conduct our business in a manner that allows us to avoid being regulated as an investment company under the Investment Company Act of 1940, as amended. If we fail to continue to qualify for an exemption from registration as an investment company, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as planned. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate.” Under the SEC’s current interpretation, qualification for this exemption generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests. MBS that do not represent all the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and thus may not qualify for purposes of the 55% requirement. Therefore, our ownership of these MBS is limited by the Investment Company Act. In meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests MBS issued with respect to an underlying pool for which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation, we could be required to sell a substantial amount of our MBS under potentially adverse market conditions. Further, in order to maintain our exemption from registration as an investment company, we may be precluded from acquiring MBS whose yield is somewhat higher than the yield on MBS that could be purchased in a manner consistent with the exemption.

We may incur excess inclusion income that would increase the tax liability of our stockholders.

In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the Code. If we realize excess inclusion income and allocate it to stockholders, however, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Code. If the stockholder is foreign, it would generally be subject to United States federal income tax withholding on this income without reduction pursuant to any otherwise applicable income tax treaty. United States stockholders would not be able to offset such income with their operating losses.

We generally structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. However, excess inclusion income could result if we held a residual interest in a REMIC. Excess inclusion income also may be generated if we were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage loans or MBS securing those debt obligations. For example, we may engage in non-REMIC CMO securitizations. We also enter into various repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if we default on our obligations. The IRS may determine that these transactions give rise to excess inclusion income that should be allocated among our stockholders. We may invest in equity securities of other REITs and it is possible that we might receive excess inclusion income from those investments. Some types of entities, including, without limitation, voluntarily employee benefit associations and entities that have borrowed funds to acquire their shares of our stock, may be required to treat a portion of or all of the dividends they receive from us as unrelated business taxable income.

Misplaced reliance on legal opinions or statements by issuers of MBS and government securities could result in a failure to comply with REIT gross income or asset tests.

When purchasing MBS and government securities, we may rely on opinions of counsel for the issuer or sponsor of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income that qualifies under the REIT income tests. The inaccuracy of any such opinions or statements may harm our REIT qualification and result in significant corporate level tax.

Additional Risk Factors

We may not be able to use the money we raise to acquire investments at favorable prices.

We intend to seek to raise additional capital from time to time if we determine that it is in our best interests and the best interests of our stockholders, including through public offerings of our stock. The net proceeds of any offering could represent a significant increase in our equity. Depending on the amount of leverage that we use, the full investment of the net proceeds of any offering might result in a substantial increase in our total assets. There can be no assurance that we will be able to invest all of such additional funds in mortgage-related assets at favorable prices. We may not be able to acquire enough mortgage-related assets to become fully invested after an offering, or we may have to pay more for MBS than we have historically. In either case, the return that we earn on stockholders’ equity may be reduced.

We have not established a minimum dividend payment level for our common stockholders and there are no assurances of our ability to pay dividends to them in the future.

We intend to pay quarterly dividends and to make distributions to our common stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Code. We have not established a minimum dividend payment level for our common stockholders and our ability to pay dividends may be harmed by the risk factors described in this annual report on Form 10-K. All distributions to our common stockholders will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future.

If we raise additional capital, our earnings per share and dividends per share may decline since we may not be able to invest all of the new capital during the quarter in which additional shares are sold and possibly the entire following calendar quarter.

Our future offerings of debt or preferred equity securities may harm the value of our Series A Preferred Stock or Series B Preferred Stock.

Our charter provides that we may issue up to 20 million shares of preferred stock in one or more series. In addition to our outstanding shares of 8.625% Series A Cumulative Preferred Stock, or our Series A Preferred Stock, and 6.25% Series B Cumulative Convertible Preferred Stock, or our Series B Preferred Stock, we currently have an agreement with Cantor Fitzgerald & Co. pursuant to which we may issue up to 2.0 million shares of our Series A Preferred Stock. The issuance of additional preferred stock on parity with or senior to our Series A Preferred Stock or Series B Preferred Stock could have the effect of diluting the amounts we may have available for distribution to holders of our Series A Preferred Stock or Series B Preferred Stock. In addition, our

Series A Preferred Stock and Series B Preferred Stock will be subordinated to all our existing and future debt. None of the provisions relating to our Series A Preferred Stock or Series B Preferred Stock contain any provisions affording the holders of our Series A Preferred Stock or Series B Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might harm the holders of our Series A Preferred Stock or Series B Preferred Stock.

Our charter does not permit ownership of over 9.8% of our common or preferred stock and attempts to acquire our common or preferred stock in excess of the 9.8% limit are void without prior approval from our board of directors.

For the purpose of preserving our REIT qualification and for other reasons, our charter prohibits direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our preferred stock. Our charter’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock and thus be subject to our charter’s ownership limit. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of the board of directors shall be void and will result in the shares being transferred by operation of law to a charitable trust. Our board of directors has granted four unrelated third party institutional investors exemptions from the 9.8% ownership limitation as set forth in our charter documents. These exemptions permit these entities to hold up to 20.00%, 20.00% and 17.04% of our Series A Preferred Stock, respectively.

Because provisions contained in Maryland law, our charter and our bylaws may have an anti-takeover effect, investors may be prevented from receiving a “control premium” for their shares.

Provisions contained in our charter and bylaws, as well as Maryland corporate law, may have anti-takeover effects that delay, defer or prevent a takeover attempt, which may prevent stockholders from receiving a “control premium” for their shares. For example, these provisions may defer or prevent tender offers for our common stock or purchases of large blocks of our common stock, thereby limiting the opportunities for our stockholders to receive a premium for their common stock over then-prevailing market prices. These provisions include the following:

•

Ownership limit. The ownership limit in our charter limits related investors including, among other things, any voting group, from acquiring more than 9.8% of our common stock or more than 9.8% of our preferred stock without our permission.

•

Preferred Stock. Our charter authorizes our board of directors to issue preferred stock in one or more classes and to establish the preferences and rights of any such preferred stock without stockholder approval.

•

Maryland business combination statute. Maryland law generally restricts the ability of holders of more than 10% of the voting power of a corporation’s shares to engage in a business combination with the corporation.

•	Maryland control share acquisition statute. Maryland law generally limits the voting rights of “control shares” of a corporation in the event of a “control share acquisition.”

Issuances of large amounts of our stock could cause the price of our stock to decline.

We may issue additional shares of common stock or shares of preferred stock that are convertible into common stock. If we issue a significant number of shares of common stock or convertible preferred stock in a short period of time, there could be a dilution of the existing common stock and a decrease in the market price of the common stock.

Future offerings of debt securities, which would be senior to our common stock, Series A Preferred Stock and Series B Preferred Stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock, Series A Preferred Stock and Series B Preferred Stock for the purposes of dividend distributions, may harm the market price of our common stock, Series A Preferred Stock or Series B Preferred Stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Our preferred stock may have a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our common stockholders bear the risk of our future offerings reducing the market price of our common stock.

Our charter provides that we may issue up to 20 million shares of preferred stock in one or more series. The issuance of additional preferred stock on parity with or senior to the Series A Preferred Stock or Series B Preferred Stock could have the effect of diluting the amounts we may have available for distribution to holders of the Series A Preferred Stock or Series B Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock will be subordinated to all our existing and future debt. Thus, our Series A Preferred Stockholders and our Series B Preferred Stockholders bear the risk of our future offerings reducing the market price of our Series A Preferred Stock or Series B Preferred Stock.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement to acquire mortgage-related assets consistent with our investment policy. We then intend to increase our investment assets by borrowing against these mortgage-related assets and using the proceeds of such borrowings to acquire additional mortgage-related assets. Pending such investments, we will place the net proceeds in interest-bearing bank accounts or in readily marketable, interest-bearing securities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

	For the Three Months Ended March 31, 2007	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005	For the Year Ended December 31, 2004	For the Year Ended December 31, 2003	For the Year Ended December 31, 2002
Ratio	1.03	0.95	1.12	1.57	2.10	2.07

The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings as adjusted by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expense on all indebtedness and preferred stock dividends paid on our outstanding shares of Series A Preferred Stock.

DESCRIPTION OF OUR CAPITAL STOCK

The description of our capital stock set forth below does not purport to be complete and is qualified in its entirety by reference to our charter, as amended and restated, and our bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part.

General

Our authorized capital stock consists of 100 million shares of common stock, $0.01 par value per share, and 20 million shares of preferred stock, $0.01 par value per share, issuable in one or more series. As of May 21, 2007, our board of directors had classified 5,150,000 unissued shares of preferred stock as Series A Preferred Stock, and classified 3,150,000 unissued shares of preferred stock as Series B Preferred Stock.

Common Stock

All shares of common stock offered hereby will be duly authorized, fully paid and nonassessable. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to our charter, bylaws and any articles supplementary to our charter.

Voting

Each of our common stockholders is entitled to one vote for each share held of record on each matter submitted to a vote of common stockholders. Meetings of our stockholders are to be held annually and special meetings may be called by a majority of our board of directors, the chairman of our board of directors or our president. Special meetings shall be called by our secretary at the written request of our stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting. Our charter reserves to us the right to amend any provision thereof in the manner prescribed by law.

Dividends; Liquidation; Other Rights

Common stockholders are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. The right of our common stockholders to receive dividends is subordinate to the rights of our preferred stockholders or other senior stockholders. If we have a liquidation, dissolution or winding up, our common stockholders will share ratably in all of our assets remaining after the payment of all of our liabilities and the payment of all liquidation and other preference amounts to our preferred stockholders and other senior stockholders. Common stockholders have no preemptive or other subscription rights, and there are no conversion or exchange rights, or redemption or sinking fund provisions, relating to the shares of common stock.

Classification or Reclassification of Common Stock or Preferred Stock

Our charter authorizes our board of directors to reclassify any unissued shares of capital stock into other classes or series of shares, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations, restrictions on ownership, limitations as to dividends, qualifications and terms or conditions of redemption for each class or series.

Transfer Agent and Registrar

Our transfer agent and registrar is American Stock Transfer & Trust Company.

Preferred Stock

All shares of preferred stock, if and when issued, will be validly issued, fully paid, and non-assessable. Because our board of directors has the power to establish the preferences, powers and rights of each series of preferred stock, our board of directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common stockholders.

The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the articles supplementary relating to such series. A prospectus supplement relating to each series will specify the terms of the preferred stock, including, where applicable, the following: (a) the title and stated value of the preferred stock; (b) the voting rights of the preferred stock, if applicable; (c) the preemptive rights of the preferred stock, if applicable; (d) the restrictions on transfer of the preferred stock, if applicable; (e) the number of shares offered, the liquidation preference per share and the offering price of the shares; (f) the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock, including the date from which dividends on the preferred stock will accumulate, if applicable; (g) the provision for a sinking fund, if any, for the preferred stock; (h) the provision for and any restriction on redemption, if applicable, of the preferred stock; (i) the provision for and any restriction on repurchase, if applicable, of the preferred stock; (j) the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period; (k) the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and (l) any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs.

Restrictions on Transfer

Two of the requirements of qualification for the tax benefits accorded by the REIT provisions of the tax code are that (1) during the last half of each taxable year not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals, and (2) there must be at least 100 stockholders on 335 days of each taxable year of 12 months.

In order that we may meet these requirements at all times, our charter prohibits any person from owning, acquiring or holding, directly or indirectly, without prior approval by our board of directors, shares of any class of our capital stock in excess of 9.8% in value of the aggregate of the outstanding shares of capital stock or shares of our common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock. For this purpose, ownership includes both beneficial ownership and constructive ownership. Beneficial ownership is defined in our charter to include interests that would be treated as owned through the application of Section 544 of the tax code, as modified by Section 856(h)(1)(B) of the tax code. Constructive ownership is defined in our charter to include interests that would be treated as owned through the application of Section 318(a) of the tax code, as modified by Section 856(d)(5) of the tax code. Subject to certain limitations, our board of directors may increase or decrease the ownership limitations or waive the limitations for individual investors.

For purposes of the 50% stockholder test discussed above, the constructive ownership provisions applicable under Section 544 of the tax code attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, attribute ownership of securities owned by family members to other members of the same family, treat securities with respect to which a person has an option to purchase as actually owned by that person, and set forth rules for application of such attribution provisions (e.g., reattribution of stock that is constructively owned). Thus, for purposes of determining whether a person holds shares of capital stock in violation of the ownership limitations set forth in our charter, many types of entities may own directly more than the 9.8% limit because such entities’ shares are attributed to its individual stockholders. On the other hand, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to such person under the attribution rules described above. Accordingly, under certain circumstances, shares of capital stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations set forth in our charter. Ownership of shares of capital stock through such attribution is generally referred to as constructive ownership.

If any transfer of shares of capital stock would result in any person beneficially or constructively owning capital stock in violation of our transfer or ownership limitations, then the number of shares of capital stock causing the violation (rounded to the nearest whole shares) shall be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries. The intended transferee shall not acquire any rights in such shares. Shares of capital stock held by the trustee shall be issued and outstanding shares of capital stock. The intended transferee shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends, and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the intended transferee prior to the discovery by us that shares of capital stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Our board of directors may, in its discretion, waive these requirements on owning shares in excess of the ownership limitations.

Within 20 days of receiving notice from us that shares of capital stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows. The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., in the case of a gift, devise or other such transaction), the market price (as defined below) of the shares on the day of the event causing the shares to be held in the trust, and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary. In addition, shares of capital stock transferred to the trustee shall be deemed to have been offered for sale to us, or our designee. This offer shall be at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift), and (2) the market price on the date we, or our designee, accepts such offer. We shall have the right to accept such offer until the trustee has sold shares held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

The market price shall mean the last sale price for such shares. In case no such sale takes place on such day, the market price shall be the average of the closing bid and asked prices on the New York Stock Exchange. In the event that no trading price is available for such shares, the fair market value of the shares shall be as determined in good faith by our board of directors.

Under the REIT provisions of the tax code, every owner of 5% or more in the case of 2,000 or more stockholders of record, of 1% or more in the case of more than 200 but fewer than 2,000 stockholders of record and of 0.5% or more in the case of 200 or fewer stockholders of record, of all classes or series of our stock, is required to give written notice to us in response to our written demand for such notice, which request must be made within 30 days after the end of each taxable year. They shall state their name and address, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations.

DESCRIPTION OF WARRANTS

We have no warrants or other stock purchase rights outstanding other than options issued under our 2004 Equity Compensation Plan, which amended and restated our 1997 Stock Option and Awards Plan. We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently, together with any other securities offered by any prospectus supplement or through a dividend or other distribution to our stockholders and may be attached to or separate from the related securities. Warrants may be issued under a warrant agreement to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of the warrants that may be offered under this prospectus. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following: (a) the title of the warrants; (b) the aggregate number of the warrants; (c) the price or prices at which the warrants will be issued; (d) the designation, number and terms of the shares of preferred stock or common stock purchasable upon exercise of the warrants; (e) the designation and terms of the other securities, if any, with which the warrants are issued and the number of the warrants issued with each security; (f) the date, if any, on and after which the warrants and the related preferred stock or common stock, if any, will be separately transferable; (g) the price at which each share of preferred stock or common stock purchasable upon exercise of the warrants may be purchased; (h) the date on which the right to exercise the warrants will commence and the date on which that right will expire; (i) the minimum or maximum amount of the warrants which may be exercised at any one time; (j) information with respect to book-entry procedures, if any; (k) a discussion of federal income tax considerations; and (l) any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of the warrants.

SELECTED PROVISIONS OF MARYLAND LAW, OUR CHARTER AND BYLAWS

The following summary of selected provisions of the Maryland General Corporation Law, as amended from time to time, and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

Removal of Directors

Our charter provides that a director may be removed from office at any time but only for cause and then only by the affirmative vote of the holders of at least two-thirds of the votes of the shares entitled to be cast in the election of directors.

Indemnification

As permitted by Maryland law, our charter obligates us to indemnify our directors and officers to the maximum extent permitted by Maryland law. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to such proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services;

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful; or

•	generally, the proceeding, other than a proceeding brought to enforce indemnification, is brought by the director or officer against us.

Limitation of Liability

As permitted by Maryland law, our charter limits the liability of our directors and officers to us and our stockholders for money damages, except to the extent that:

•	it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or

•

a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

As a result of these provisions, we and our stockholders may be unable to obtain monetary damages from a director or officer for breach of his or her duty of care.

Maryland Business Combination Act

Maryland law prohibits specified “business combinations” between a Maryland corporation and an “interested stockholder.” These business combinations include, among others, a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities. Interested stockholders are either:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the corporation; or

•

an affiliate or associate of the corporation who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period prior to the date in question.

Business combinations with a past interested stockholder are prohibited for five years after the most recent date on which the stockholder became an interested stockholder. Thereafter, any business combinations with the interested stockholder must be recommended by the board of directors of the corporation and approved by the vote of at least:

•	80% of the votes entitled to be cast by outstanding shares of the corporation’s voting shares; and

•

66 2/3% of the votes entitled to be cast by all holders of the corporation’s voting other than voting shares held by the interested stockholder or an affiliate or associate of the interested stockholder.

However, these special voting requirements do not apply if the corporation’s stockholders receive a minimum price for their shares, as specified in the statute, and the consideration is received in cash or in the same form previously paid by the interested stockholder for its shares.

The business combination statute does not apply to business combinations that are approved or exempted by the corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. The statute also does not apply to stockholders that acquired 10% or more of the corporation’s voting shares in a transaction approved by the corporation’s board of directors. A Maryland corporation may adopt an amendment to its charter electing not to be subject to these special voting requirements. Any amendment would have to be approved by at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders.

The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating such offers, even if our acquisition would be in our stockholders’ best interests.

Maryland Control Share Acquisition Act

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	10% or more but less than 33 1/3%

•	33 1/3% or more but less than a majority; or

•	a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute would not apply to stock acquired in a merger, consolidation or share exchange if we were a party to the transaction, or to acquisitions previously approved or exempted by a provision in our charter or bylaws.

Presently our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. However, our board of directors may decide to amend or eliminate this provision at any time in the future.

Amendment of Our Charter

We reserve the right from time to time to make any amendment to our charter including any amendment that alters the contract rights as expressly set forth in our charter of any shares of outstanding stock, subject to certain limitations. Our charter may be amended only by the affirmative vote of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast on the matter. The provisions in our charter on removal of directors may be amended only by the affirmative vote of holders of shares entitled to cast not less than two-thirds of all the votes entitled to be cast in the election of directors.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

Based on various factual representations made by us regarding our operations, in the opinion of Manatt, Phelps & Phillips, LLP, our counsel, commencing with our taxable year ended December 31, 1998, we have been organized in conformity with the requirements for qualification as a REIT under the tax code, and our method of operating has enabled us, and will enable us, to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the tax code through actual operations. Manatt, Phelps & Phillips, LLP will not review our operations, and no assurance can be given that actual operations will meet these requirements. The opinion of Manatt, Phelps & Phillips, LLP is not binding on the IRS, or any court. The opinion of Manatt, Phelps & Phillips, LLP is based upon existing law, Treasury regulations and currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively.

The following discussion summarizes particular United States federal income tax considerations regarding our qualification and taxation as a REIT and particular United States federal income tax consequences resulting from the acquisition, ownership and disposition of our capital stock. This discussion is based on current law and assumes that we have qualified at all times throughout our existence, and will continue to qualify, as a REIT for United States federal income tax purposes. The tax law upon which this discussion is based could be changed and any such change could have a retroactive effect. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or to particular types of stockholders which are subject to special tax rules, such as insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations or partnerships and persons who are not citizens or residents of the United States, stockholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position, or stockholders whose functional currency is not the United States dollar. This discussion assumes that you will hold our capital stock as a “capital asset,” generally property held for investment, under the Code.

In reading the federal income tax disclosure below, it should be noted that although Anworth is combined with all of its wholly-owned subsidiaries for financial accounting and reporting purposes, for federal income tax purposes, only Anworth and its wholly-owned subsidiaries, Belvedere Trust, BT Management Holding Corporation, Belvedere Trust Secured Assets Corporation and BellaVista Finance Corporation, constitute the REIT. Anworth’s remaining wholly-owned subsidiaries, Belvedere Trust Finance Corporation, or BT Finance, BT Residential Funding Corporation and BellaVista Funding Corporation, constitute a separate consolidated group subject to regular income taxes.

We urge you to consult with your own tax advisor regarding the specific consequences to you of the acquisition, ownership and disposition of stock in an entity electing to be taxed as a REIT, including the federal, state, local, foreign and other tax considerations of such acquisition, ownership, disposition and election and the potential changes in applicable tax laws.

General

Our qualification and taxation as a REIT depends upon our ability to continue to meet the various qualification tests, imposed under the Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements.

We have made an election to be taxed as a REIT under the Code commencing with our taxable year ended December 31, 1998. We currently expect to continue operating in a manner that will permit us to maintain our qualification as a REIT. All qualification requirements for maintaining our REIT status, however, may not have been, or will not continue to be, met.

So long as we qualify for taxation as a REIT, we generally will be permitted a deduction for dividends we pay to our stockholders. As a result, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

•	we will be required to pay tax at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gains;

•	we may be required to pay the “alternative minimum tax” on our items of tax preference; and

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if we have (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business, or (b) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.

To the extent that distributions exceed current and accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the stockholder’s stock with respect to which the distributions are paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of that stock. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock and then to our common stock. Therefore, depending on our earnings and profits, distributions with respect to our Series A Preferred Stock and Series B Preferred Stock (as compared to distributions with respect to our common stock) are more likely to be treated as dividends than as return of capital or a distribution in excess of basis.

Dividends paid by regular C corporations to stockholders other than corporations now are generally taxed at the rate applicable to long-term capital gains, which is a maximum of 15%, subject to certain limitations. Because we are a REIT, however, our dividends, including dividends paid on our Series A Preferred Stock and Series B Preferred Stock, generally will continue to be taxed at regular ordinary income tax rates, except in limited circumstances that we do not contemplate.

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction.

If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to:

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the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below, and (ii) the amount by which 95% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by a fraction intended to reflect our profitability.

In the event of more than de minimis failure of any of the asset tests occurs in a taxable year, as long as the failure was due to reasonable cause and not to willful neglect and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50 thousand or 35% of the net income from the non-qualifying assets during the period in which we failed to satisfy any of the asset tests.

In the event of a failure to satisfy one or more requirements for REIT qualification occurring in a taxable year, other than the gross income tests and the asset tests, as long as such failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50 thousand for each such failure.

We will be required to pay a nondeductible 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of:

•	85% of our real estate investment trust ordinary income for the year;

•	95% of our real estate investment trust capital gain net income for the year; and

•	any undistributed taxable income from prior periods.

This distribution requirement is in addition to, and different from, the distribution requirements discussed below in the section entitled “Annual Distribution Requirements.”

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund of its proportionate share of the tax we paid.

If we own a residual interest in a REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held by “disqualified” organizations. Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest in a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to tax. A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

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any other tax-exempt organization other than a farmers’ cooperative described in Section 521 of the Code that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

•	any rural electrical or telephone cooperative.

If we acquire any asset from a corporation which is or has been taxed as a C corporation under the Code in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of:

•	the fair market value of the asset, over

•	our adjusted basis in the asset,

•	in each case determined as of the date on which we acquired the asset.

A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in the preceding paragraph with respect to the recognition of gain will apply unless we make an election under Treasury Regulation Section 1.337(d)-7(c). If such an election were made, the C corporation would recognize taxable gain or loss as if it had sold the assets we acquired from the C corporation to an unrelated third party at fair market value on the acquisition date.

We will be subject to a 100% excise tax if our dealings with any taxable REIT subsidiaries (defined below) are not at arm’s length.

In addition, not withstanding our REIT status, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner as they are treated for federal income tax purposes.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	that issues transferable shares or transferable certificates to evidence beneficial ownership;

3.	that would be taxable as a domestic corporation but for tax code Sections 856 through 859;

4.	that is not a financial institution or an insurance company within the meaning of the Code;

5.	that is beneficially owned by 100 or more persons;

6.	that not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year;

7.	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

8.	that elects to be a REIT or has made such election for a previous taxable year and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service, or the IRS, that must be met to elect and retain REIT status.

The Code provides that all of the first four conditions stated above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

For purposes of the sixth condition, pension trusts and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception generally applies with respect to pension funds.

Stock Ownership Tests

Our stock must be beneficially held by at least 100 persons, the “100 Stockholder Rule,” and no more than 50% of the value of our stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year, the “5/50 Rule.” For purposes of the 100 Stockholder Rule only, trusts described in Section 401(a) of the Code and exempt under Section 501(a) of the Code are generally treated as persons. These stock ownership requirements must be satisfied in each taxable year other than the first taxable year for which an election is made to be taxed as a REIT. We are required to solicit information from certain of our record stockholders to verify actual stock ownership levels and our charter provides for restrictions regarding the transfer of our stock in order to aid in meeting the stock ownership requirements. If we were to fail either of the stock ownership tests, we would generally be disqualified from our REIT status. However, if we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet the 5/50 Rule, we will be treated as having met the 5/50 Rule.

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

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We must derive, directly or indirectly, at least 75% of our gross income, excluding gross income from prohibited transactions, from specified real estate sources, including rental income, interest on obligations secured by mortgages on real property or on interests in real property, gain from the disposition of “qualified real estate assets,” i.e., interests in real property, mortgages secured by real property or interests in real property, and some other assets, income from certain types of temporary investments, amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits, and income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets (in which case, all of the income derived from the REMIC), or the “75% gross income test;” and

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We must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the sources of income that satisfy the 75% gross income test, (b) dividends, interest and gain from the sale or disposition of stock or securities, or (c) any combination of the foregoing, or the “95% gross income test.”

Gross income from servicing loans for third parties and loan origination fees is not qualifying income for purposes of either gross income test. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. Income and gain from certain transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such are excluded from both the numerator and denominator for purposes of the 95% gross income test (but not the 75% gross income test).

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary (in general, a 100%-owned corporate subsidiary of a REIT). Our qualified REIT subsidiary, BT Management Holding Corporation, a Delaware corporation, owns a 50% interest in the profits, losses and capital of BT Management which is taxed as a partnership for federal income tax purposes. Belvedere Trust has entered into a management agreement with BT Management which manages Belvedere Trust’s investments and performs administrative services for Belvedere Trust. So long as BT Management Holding Corporation is a qualified REIT subsidiary of ours and it owns an interest in BT Management, we will be treated, for federal income tax purposes, as directly owning BT Management Holding Corporation’s proportionate share of the assets, liabilities and income of BT Management for purposes of determining our compliance with the REIT qualification tests. Certain of BT Management’s gross income (for example, management fee income under the management agreement with Belvedere Trust) will not be qualifying income under the 75% or 95% tests described above. Accordingly, we may decide to make a taxable REIT subsidiary election for BT Management Holding Corporation in the future if we believe that such non-qualifying income will jeopardize our ability to satisfy the 75% or 95% income tests. If we make a taxable REIT subsidiary election for BT Management Holding Corporation, its proportionate share of BT Management’s gross income will not be treated as our gross income for purposes of our REIT qualification tests, but BT Management Holding Corporation’s taxable income will be subject to corporate level income tax. Any dividends paid to us by BT Management Holding Corporation, while it is a taxable REIT subsidiary, will be qualifying income for purposes of our satisfaction of the 95% income test, but not the 75% test. Interest earned by a REIT ordinarily does not qualify as income meeting the 75% or 95% gross income tests if the determination of all or some of the amount of interest depends in any way on the income or profits of any person. Interest will not be disqualified from meeting such tests, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

The following paragraphs discuss in more detail the specific application of the gross income tests to us.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

The interest, original issue discount and market discount income that we receive from our mortgage loans and MBS generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

Fee Income. We may receive various fees in connection with originating mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined based on the borrower’s income or profits. Therefore, commitment fees will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties and origination fees, are not qualifying income for purposes of either income test.

Dividends. Our share of any dividends received from any corporation (including any of our taxable REIT subsidiaries, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

Rents from Real Property. We do not intend to acquire any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a taxable REIT subsidiary, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

Hedging Transactions. From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into. To the extent that we hedge for other purposes, or to the extent that a portion of our mortgage loans is not secured by “real estate assets” (as described below under “Asset Tests”), or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the 95% gross income test. All of our hedging income and gain likely will be non-qualifying income for purposes of the 75% gross income test. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property other than foreclosure property that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction.

It is our current intention that our securitizations of our residential real estate loans through our qualified REIT subsidiaries will not be treated as sales for tax purposes. If we were to transfer residential real estate loans to a REMIC, this transfer would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, we intend to securitize our residential real estate loans through our qualified REIT subsidiaries only in non-REMIC transactions.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above, even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year: First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

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investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

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regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, not more than 25% of the value of our total assets may be represented by securities (other than those included in the preceding category).

Third, not more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Fourth, except with respect to a taxable REIT subsidiary and securities includible in the first category above, (a) not more than 5% of the value of our total assets may be represented by securities of any one issuer, (b) we may not hold securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer and (c) we may not hold securities having a value of more than 10% of the total value of the outstanding securities of any one issuer.

For purposes of the 10% value test, the term “securities” does not include:

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“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled taxable REIT subsidiary (i.e., a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

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Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in “Income Tests.”

The asset tests described above are based on our gross assets. For federal income tax purposes, we will be treated as owning both the loans we hold directly and the loans that we have securitized through non-REMIC debt securitizations. Although we will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the gross assets we are considered to own for purposes of the asset tests.

We believe that all or substantially all of the mortgage loans and MBS that we will own will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities issued by other REITs or C corporations that are not secured by a mortgage on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. Instead, we would be subject to the second, third and fourth asset tests with respect to those debt securities.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our investment portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a lower value is applicable. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

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the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that, at the end of any calendar quarter, we violate the second or third asset tests described above, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if (i) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure and (ii) pay a tax equal to the greater of $50 thousand or 35% of the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

We currently believe that the loans, securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay the federal income tax on taxable income, including net capital gain, which we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “Taxation of Taxable United States Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•

We will recognize taxable income in advance of the related cash flow if any of our mortgage loans or MBS are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•

We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•

We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	We may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common stock or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request, on an annual basis, information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50 thousand for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests as described in “Income Tests” and “Asset Tests.”

If we fail to qualify as a REIT in any taxable year and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and domestic non-corporate stockholders may be eligible for the reduced federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether, in all circumstances, we would qualify for such statutory relief.

Qualified REIT Subsidiaries

A qualified REIT subsidiary is any corporation in which we own 100% of such corporation’s outstanding stock and for which no election has been made to classify it as a taxable REIT subsidiary. Belvedere Trust, BT Management Holding Corporation, Belvedere Trust Secured Assets Corporation and BellaVista Finance Corporation are currently treated as qualified REIT subsidiaries. As such, their assets, liabilities and income are generally treated as our assets, liabilities and income for purposes of each of the above REIT qualification tests. Belvedere Trust may elect to be taxed as a REIT in the future, possibly as early as its taxable year ending December 31, 2007. As discussed above, we may decide to make an election to treat BT Management Holding Corporation as a taxable REIT subsidiary at a future date.

Taxable REIT Subsidiaries

A taxable REIT subsidiary is any corporation in which we own stock (directly or indirectly) and which we and such corporation elect to classify as a taxable REIT subsidiary. A taxable REIT subsidiary is not subject to the REIT asset, income and distribution requirements, nor are its assets, liabilities or income treated as our assets, liabilities or income for purposes of each of the above REIT qualification tests. Effective January 1, 2004, we elected to treat BT Finance as a taxable REIT subsidiary. BT Finance’s wholly-owned subsidiaries, BT Residential Funding Corporation and BellaVista Funding Corporation, are also taxable REIT subsidiaries. Except for Belvedere Trust, we generally intend to make a taxable REIT subsidiary election with respect to any other corporation in which we acquire securities constituting more than 10% by vote or value of such corporation and that is not a qualified REIT subsidiary. However, the aggregate value of all of our taxable REIT subsidiaries must be limited to 20% of the total value of our assets.

We will be subject to a 100% penalty tax on any rent, interest or other charges that we impose on any taxable REIT subsidiary in excess of an arm’s length price for comparable services. We expect that any rents, interest or other charges imposed on any taxable REIT subsidiary will be at arm’s length prices.

We generally expect to derive income from our taxable REIT subsidiaries by way of dividends. Such dividends are not real estate source income for purposes of the 75% income test. Therefore, when aggregated with our non-real estate source income, such dividends must be limited to 25% of our gross income each year. We will monitor the value of our investment in, and the distributions from, our taxable REIT subsidiaries to ensure compliance with all applicable REIT income and asset tests.

Taxable REIT subsidiaries are generally subject to corporate level tax on their net income and will generally be able to distribute only net after-tax earnings to its stockholders, including us, as dividend distributions.

Taxation of Taxable United States Stockholders

For purposes of the discussion in this prospectus, the term “United States stockholder” means a holder of our stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for federal income tax purposes), partnership or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust (i) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a United States person.

Distributions Generally

Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will generally be taxable to United States stockholders as ordinary income. Provided that we continue to qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated as a tax-free return of capital to each United States stockholder and will reduce the adjusted tax basis which each United States stockholder has in our stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder’s adjusted tax basis in its stock will be taxable as capital gain and will be taxable as long-term capital gain if the stock has been held for more than one year. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in such a month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31st of the previous year, but only to the extent we have any remaining undistributed earnings and profits (as computed under the Code) as of December 31st. Any portion of this distribution in excess of our previously undistributed earnings and profits as of December 31st should be treated as a distribution to our stockholders in the following calendar year for United States federal income tax purposes. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses. Ordinary dividends to a United States stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” However, the 15% tax rate for “qualified dividend income” will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations such as a taxable REIT subsidiary, and (ii) any income on which we have paid a corporate income tax.

Capital Gain Distributions

Distributions designated by us as capital gain dividends will be taxable to United States stockholders as capital gain income. We can designate distributions as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. This capital gain income will generally be taxable to non-corporate United States stockholders at a 15% or 25% rate based on the characteristics of the asset we sold that produced the gain. United States stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we were to make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

•	include their proportionate share of our undistributed net capital gains in their taxable income;

•	receive a credit for their proportionate share of the tax paid by us in respect of such net capital gain; and

•	increase the adjusted basis of their stock by the difference between the amount of their share of our undistributed net capital gain and their share of the tax paid by us.

Passive Activity Losses, Investment Interest Limitations and Other Considerations of Holding Our Stock

Distributions we make and gains arising from the sale or exchange of our stock by a United States stockholder will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any “passive losses” against income or gains relating to our stock. Distributions by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation under the Code. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have.

Dispositions of Stock

A United States stockholder that sells or disposes of our stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property the stockholder receives on the sale or other disposition and the stockholder’s adjusted tax basis in the stock. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder has held the stock for more than one year. In general, any loss recognized by a United States stockholder upon the sale or other disposition of our stock that the stockholder has held for six months or less will be treated as long-term capital loss to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains. All or a portion of any loss that a United States stockholder realizes upon a taxable disposition of our common stock may be disallowed if the stockholder purchases other stock within 30 days before or after the disposition.

Information Reporting and Backup Withholding

We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid and redemption proceeds unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number certifying as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A United States stockholder can meet this requirement by providing us with a correct, properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability, if any, and otherwise be refundable. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status.

Taxation of Tax-Exempt Stockholders

The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income, or UBTI, when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code, i.e., property, the acquisition, or holding of which is financed through a borrowing by the tax-exempt United States stockholder, the stock is not otherwise used in an unrelated trade or business, and we or Belvedere Trust do not hold a residual interest in a REMIC that gives rise to “excess inclusion” income, as defined in Section 860E of the Code, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. However, if we or Belvedere Trust were to hold residual interests in a REMIC, or if we or a pool of our assets or Belvedere Trust’s assets were to be treated as a “taxable mortgage pool,” a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as unrelated business taxable income. Although we do not believe that we, or any portion of our assets or Belvedere Trust’s assets, will be treated as a taxable mortgage pool, no assurance can be given that the IRS might not successfully maintain that such a taxable mortgage pool exists.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. Any prospective and current investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a substantial portion of the dividends you receive may constitute UBTI if we are treated as a “pension-held REIT” and you are a pension trust which:

•	is described in Section 401(a) of the Code; and

•	holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code are referred to below as “qualified trusts.”

A REIT is a “pension-held REIT” if:

•

it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 Rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•

either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

•

the unrelated business taxable income earned by the REIT, less directly related expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

•	the total gross income, less directly related expenses, of the REIT.

A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT.”

Taxation of Non-United States Stockholders

The rules governing federal income taxation of “non-United States stockholders” are complex and no attempt will be made herein to provide more than a summary of these rules. “Non-United States stockholders” means beneficial owners of shares of our stock that are not United States stockholders (as such term is defined in the discussion above under the heading entitled “Taxation of Taxable United States Stockholders”).

PROSPECTIVE AND CURRENT NON-UNITED STATES STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR STOCK AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING ANY REPORTING REQUIREMENTS.

Distributions to non-United States stockholders that are not attributable to gain from our sale or exchange of United States real property interests, and that are not designated by us as capital gain dividends or retained capital gains, will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, the non-United States stockholder generally will be subject to federal income tax at graduated rates in the same manner as United States stockholders are taxed with respect to those distributions and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation. We expect to withhold tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless:

•	a lower treaty rate applies and any required form, for example IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us; or

•	the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

Any portion of the dividends paid to non-United States stockholders that is treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to non-United States stockholders to the extent that these distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of that stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s stock, these distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are creditable against United States tax liability, if any, or refundable by the IRS to the extent the distribution is subsequently determined to be in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits if our stock is a United States real property interest because we are not a domestically controlled REIT, as discussed below. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10%.

Distributions attributable to our capital gains which are not attributable to gain from the sale or exchange of a United States real property interest generally will not be subject to income taxation unless (1) investment in our stock is effectively connected with the non-United States stockholder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain (except that a corporate non-United States stockholder may also be subject to the 30% branch profits tax), or (2) the non-United States stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s capital gains.

For any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest, which includes some interests in real property, but generally does not include an interest solely as a creditor in mortgage loans or MBS, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a non-United States stockholder as if that gain were effectively connected with the stockholder’s conduct of a United States trade or business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-United States corporate stockholder. We are required to withhold 35% of any distribution that we designate (or, if greater, the amount that we could designate) as a capital gains dividend. The amount withheld is creditable against the non-United States stockholder’s FIRPTA tax liability.

A capital gain distribution from a REIT to a foreign investor has been removed from the category of effectively connected income, provided that (i) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States (our stock currently is so traded) and (ii) the foreign investor does not own more than 5% of the class of stock at any time during the taxable year within which the distribution is received. In that case, the foreign investor is not required to file a U.S. federal income tax return by reason of receiving such a distribution. The distribution is to be treated as a REIT dividend to that investor, taxed as a REIT dividend that is not a capital gain. Also, the branch profits tax does not apply to such a distribution.

Gains recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically-controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States stockholders. Because our stock is publicly traded, we cannot assure our investors that we are or will remain a domestically-controlled REIT. Even if we are not a domestically-controlled REIT, however, a non-United States stockholder that owns, actually or constructively, 5% or less of our stock throughout a specified testing period will not recognize taxable gain on the sale of our stock under FIRPTA if the shares are traded on an established securities market.

If gain from the sale of the stock were subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to that gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-United States corporations. In addition, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gains not subject to FIRPTA will be taxable to a non-United States stockholder if:

•

the non-United States stockholder’s investment in the stock is effectively connected with a trade or business in the United States, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to that gain; or

•

the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Information Reporting and Backup Withholding

If the proceeds of a disposition of our stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding (currently at a rate of 28%) unless the disposing non-United States stockholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of our stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the United States, then (i) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a foreign stockholder, and (ii) information reporting will not apply if the non-United States stockholder satisfies certification requirements regarding its status as a foreign stockholder.

State, Local and Foreign Taxation

We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, a stockholder’s state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock.

Possible Legislative or Other Actions Affecting Tax Considerations

Prospective investors and stockholders should recognize that the present U.S. federal income tax treatment of an investment in our stock may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our stock.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Each prospectus supplement will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement, if any. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the series of securities, if any are purchased. Any offers made pursuant to our sales agreement with Cantor Fitzgerald & Co., however, will not obligate Cantor Fitzgerald & Co. as sales manager to purchase all of the securities so offered.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

In connection with offering securities pursuant to this prospectus, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Our common stock is listed on the New York Stock Exchange under the symbol “ANH.” Our 8.625% Series A Cumulative Preferred Stock, referred to as our Series A Preferred Stock, is listed on the New York Stock Exchange under the symbol “ANHPrA.” Our 6.25% Series B Cumulative Convertible Preferred Stock, referred to as our Series B Preferred Stock, is listed on the New York Stock Exchange under the symbol “ANHPrB.” All other series of our preferred stock other than our Series A Preferred Stock and our Series B Preferred Stock will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our annual report on Form 10-K have been audited by BDO Seidman, LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of our securities offered in this prospectus and selected federal tax matters will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California. Selected legal matters related to Maryland law will be passed upon for us by DLA Piper US LLP, Baltimore, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. Our SEC filings are also available to the public from the SEC’s World Wide Web site on the Internet at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy this information at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

We maintain a site on the Internet at http://www.anworth.com. The information contained in our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our common stock.

We have filed a registration statement, of which this prospectus is a part, covering the offered securities. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the included exhibits, financial statements and schedules. We refer you to the registration statement, the included exhibits, financial statements and schedules for further information. This prospectus is qualified in its entirety by such other information.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed with the SEC and incorporate by reference:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2006, as amended;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007;

•	our current reports on Form 8-K filed on January 30, 2007 and May 21, 2007;

•	the description of our common stock included in our registration statement on Form 8-A filed on April 30, 2003;

•	the description of our Series A Preferred Stock included in our registration statement on Form 8-A filed on November 3, 2004; and

•	the description of our Series B Preferred Stock included in our registration statement on Form 8-A filed on January 30, 2007.

Any documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to the Secretary at Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Second Floor, Santa Monica, CA 90401, telephone: (310) 255-4493.

You should rely only on the information contained in this prospectus supplement and accompanying prospectus. We have not authorized anyone to provide information different from that contained in this prospectus supplement and accompanying prospectus. We are offering to sell, and seeking offers to buy, shares of common stock in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and accompanying prospectus is accurate only as of the date of this prospectus supplement and accompanying prospectus, regardless of the time of delivery of this prospectus supplement and accompanying prospectus or any sale of our common stock.

Anworth Mortgage Asset Corporation

11,000,000 Shares

Common Stock

Deutsche Bank Securities

Credit Suisse

Friedman Billings Ramsey

JMP Securities

Sterne, Agee & Leach, Inc.

Prospectus Supplement

January     , 2008